EXHIBIT 99(c)(3)
Venture Catalyst Incorporated

REPORT TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS REGARDING STRATEGIC ALTERNATIVES

May 2002

HOULIHAN LOKEY HOWARD & ZUKIN
Investment Bankers
1930 Century Park West
Los Angeles, California 90067

(310) 553-8871 • http://www.hlhz.com
Los Angeles • New York • Chicago • San Francisco
Washington, D.C. • Minneapolis • Dallas • Atlanta

1

Venture Catalyst Incorporated

Addendum—May 30, 2002

Renegotiated 2-Year Contract

•	On May 29, 2002, the Tribe voted to give VCAT a two-year contract instead of the one-year that the Company asked for during negotiations.

•	The two-year contract is set at $475,000 per month in revenues.

2-Year Contract Analysis

•
Based upon a projected two-year contract, which would expire in May 2004, the following table illustrates shareholders’ value[1] at the end of the new contract assuming: (i) flat monthly revenues of $475,000; (ii) varying levels of monthly operating expenditures; and (iii) no Barona liability.

$ Monthly Operating Expenses	Revenue
475,000

(150,000)	2,110,301
(200,000)	1,390,806
(250,000)	671,310
(300,000)	(48,185)
(350,000)	(767,680)
(400,000)	(1,473,272)
(450,000)	(2,502,347)
(500,000)	(3,523,276)
(550,000)	(4,536,057)
(600,000)	(5,548,839)

•	As illustrated above, under no projected scenario do the shareholders receive more than the current going-private transaction value of $4.0 million.

[1]	Shareholders’ value is defined as cash less current liabilities, long-term debt and no Barona liability.

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Venture Catalyst Incorporated

Table of Contents

Section

Executive Summary	1

Company Overview	2

Industry Overview	3

Discussion of Alternatives	4

Assumptions

Status of Contract Renegotiation

Status Quo Analysis	5

Liquidation Analysis	6

Renegotiate New Contract	7

Sale of Company	8

Sale to Third Party

Sale to Management

Appendices

Going-Private Study	A

Control Premium Study	B

Going-Private – Strategies and Issues	C

Summary of Alternative Offers	D

Houlihan Lokey Howard & Zukin        i

Executive Summary

Venture Catalyst Incorporated

Executive Summary

Overview of the Company

•	Venture Catalyst Incorporated (“VCAT” or the “Company”) is a provider of gaming consulting, infrastructure and technology integration services in the California Native American gaming market.

•	The Company currently has only one client, the Barona Group of Capitan Grande Band of Mission Indians (the “Barona Tribe”), a federally recognized, sovereign Native American tribe.

•	The Company offers comprehensive gaming and hospitality consulting services, public and governmental relations, strategic planning, technology solutions, and professional and technical expertise.

•	For its fiscal year ended June 30, 2001, the Company generated revenues and unadjusted EBITDA of $8.8 million and ($13.6) million, respectively.

•
Based upon current projections completed by the Barona Tribe in February 2002, VCAT believes that it will not earn any consulting fees under the existing consulting agreement through the end of its current term in March 2004. Nevertheless, the Company remains obligated to continue providing services to the Barona Tribe under the existing consulting agreement.

•
On May 29, 2001, the Company appointed a Special Committee of the Board of Directors comprised of independent directors (“Special Committee I”) to explore strategic alternatives to maximize shareholder value and to report its recommendations to the Board of Directors.

•	On September 12, 2001, after delivering its Report to the Board of Directors, Special Committee I disbanded.

•
On October 23, 2001, the Company appointed a second Special Committee comprised of independent directors (“Special Committee II”) to (a) explore strategic alternatives to maximize shareholder value (b) select, among the available strategic alternatives, the alternative which, in its judgment, is in the best interest of the Company and its shareholders; and (c) negotiate and approve on behalf of the Board of Directors agreements necessary to implement such alternative, subject, if necessary, to the approval of the shareholders.

Houlihan Lokey Howard & Zukin        1

Venture Catalyst Incorporated

Executive Summary

Purpose of Analysis

Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) has been requested by Special Committee II to evaluate the various strategic alternatives available to the Company.

Due Diligence Performed

•
Visited and toured the Barona Casino, toured the construction relating to the new hotel and casino and held meetings with key senior managers from the Barona Casino including Karol M. Schoen, the General Manager, and Dean Allen, the Assistant General Manager/CFO.

•
Met or held discussions with certain members of the senior management of the Company (including Don Speer and Kevin McIntosh) to discuss the operations, financial condition, future prospects and projected performance of the Company.

•
Reviewed the Company’s Form 10-KSB for the fiscal year ended June 30, 2001, Form 10-QSB for the six months ended December 31, 2001 and Company-prepared financial statements relating to various operating expenses, which the Company’s management has identified as the most current financial statements available;

•	Reviewed internal Management prepared projections through January 31, 2002 and projections prepared by the Barona Casino through December 2003.

•	Reviewed claims outstanding, joint venture relationships and accounts receivable.

•	Reviewed the historical market prices and trading volume for the Company’s publicly-traded securities;

•	Reviewed various merger inquiries by third party companies;

•	Reviewed copies of the following documents and agreements:

Houlihan Lokey Howard & Zukin        2

Venture Catalyst Incorporated

Executive Summary

•	Amended and Restated Consulting Agreement of April 29, 1996, by and between the Barona Group of Capitan Grande Band of Mission Indians and Inland Casino Corporation;

•	Modification No. 1 to Amended and Restated Consulting Agreement of April 29, 1996, Effective March 27, 1996 between the Barona Band of Mission Indians and Inland Casino Corporation;

•	Letter of Intent Regarding Proposed Joint Venture from Venture Catalyst Incorporated to The Barona Band of Mission Indians dated October 13, 2000;

•	Stock Purchase and Settlement and Release Agreement by and among Jonathan Ungar, Alan Woods and Inland Casino Corporation dated September 27, 1996;

•	Promissory Notes for the following dates and amounts:

•	Dated September 30, 1996, by VCAT in favor of Jonathan Ungar in the original principal amount of $1,768,550;

•	Dated September 30, 1997 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 1998 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 2000 by VCAT in favor of Jonathan Ungar in the original principal amount of $1,000,000;

•	Dated September 30, 1996, by VCAT in favor of Alan Woods in the original principal amount of $1,731,450;

•	Dated September 30, 1997 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

•	Dated September 30, 1998 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

Houlihan Lokey Howard & Zukin        3

Venture Catalyst Incorporated

Executive Summary

•	Dated September 30, 2000 by VCAT in favor of Alan Woods in the original principal amount of $1,000,000;

•	Articles of Incorporation of Venture Catalyst Incorporated;

•	Outline of Proposed Terms of Transactions among Jonathan Ungar, Alan Woods, Venture Catalyst Incorporated, L. Donald Speer and Speer LLC;

•	Report of Special Committee I dated September 12, 2001 (the “Special Committee Report”);

•	Management Response to the Special Committee Report (Discussion Draft for October 3, 2001 Board Meeting);

•	Third party proposals which were evaluated by John Hindman and Peter Shaw for Special Committee II; and

•
Drafts of certain documents, to be delivered at the closing of the Transaction including: the Agreement and Plan of Merger; the Restructuring Agreement with Jonathan Ungar and Alan Woods; the Acknowledgement Agreement with L. Donald Speer, Kelly Speer, Jonathan Ungar and Alan Woods; and the Class A Contingent Promissory Notes payable to Jonathan Ungar and Alan Woods.

•	Conducted such other studies, analyses and inquiries as we have deemed appropriate.

Houlihan Lokey Howard & Zukin        4

Venture Catalyst Incorporated

Executive Summary

Summary of Strategic Alternatives

•	The following table summarizes the value to equity holders under the strategic alternatives available to the Company:

STATUS QUO	LIQUIDATION	SALE TO THIRD PARTY	RENEGOTIATE NEW CONTRACT	SALE TO MANAGEMENT
STRATEGY

Continue operations under the current conditions and under its existing contract	Liquidate all assets in an effort to satisfy liabilities and return value to shareholders	Sell VCAT to an independent third party
VCAT might be able to cancel its existing consulting agreement with the Barona Tribe, and, in the process, have forgiven the $3.7 million liability that it owes to the Barona Tribe. In connection therewith, VCAT may be able to enter into a new business relationship with the Barona Tribe for up to a one-year period for a flat fee that would include use by the Barona Tribe or the Barona Casino of the CRM software.
Take VCAT private through a management-led buy out (“going-private” transaction)

CONCLUSION

•  According to Kevin
McIntosh, the Company runs out of cash in approximately 18 months and likely fails to meet its contract obligations.
•  The Company is
unable to service or pay down its current debt.
•  Value to equity
holders is nominal.
•  External financing is
likely to be unavailable.
• Subject to the Ungar/Woods Assumption on page 54,VCAT cannot generate enough money from the liquidation of its assets to fulfill the obligations to its creditors.
•  A third party sale of the Company is not likely as the Company would have limited value to a financial or strategic buyer.
•  The Barona Tribe would likely not allow the contract to be assigned to a third party.

•Mr. Speer indicated that he would approach the Tribe with the basic proposal of canceling the existing contract, including forgiving the existing $3.7 million indebtedness currently owning to the Barona Tribe from VCAT. In addition, Mr. Speer would attempt to negotiate a new agreement of up to 1 year. In terms of range of fees to be paid to VCAT, Mr. Speer believes that he would initially propose a fee of $475,000 per month and most likely would not accept of fee of less than $200,000 per month. Mr. Speer suggested that if a one-year agreement was not feasible, he would explore providing limited services for minimal consideration in order to procure the relationship with the Barona Tribe with the hope of entering into a longer-term business agreement in the future. For purposes of this analysis, we have assumed the Mr. Speer’s best-case scenario. Assuming (i) removal of the $3.7 million liability; (ii) the maximum revenues of $475,000 per month and (iii) normalized operating expenses of $400,000 per month such scenario would result in negative $1.6 million in value to the shareholders following the one-year term.

•  The sale to management/ going-private transaction alternative provides VCAT equity holders with the greatest level of value.
•  Don Speer has offered $0.65 per share (excluding, shares owned by Mr. Speer or his affiliates) or $4.0 million in aggregate for the equity of VCAT, plus contingent payment rights for 5-years.
•  The outstanding creditors negotiate an agreement to transfer their debt to the new private company.
•  VCAT shareholders would realize some positive value.

VALUE TO SHAREHOLDERS

Nominal	Nominal	Not Meaningful Figure	Not Meaningful Figure	$4.0 million

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Venture Catalyst Incorporated

Executive Summary

Summary of Strategic Alternatives (continued)

Other Alternatives

•	VCAT has had discussions with various third parties regarding mergers, or investment into these third party companies.

•	The opportunities were evaluated by John Hindman and Peter Shaw on behalf of the Special Committee.

•	None of the alternatives discussed was considered a viable option for VCAT for the reasons detailed in the attached Hindman and Shaw memoranda.

Houlihan Lokey Howard & Zukin        6

Company Overview

Venture Catalyst Incorporated

Company Overview

Overall Description and History

•	VCAT provides gaming consulting, infrastructure and technology integration services to the Barona Tribe.

•
VCAT is a Utah corporation formerly known as Inland Entertainment Corporation and Inland Casino Corporation, and is a successor to a Delaware corporation organized in June 1994, also known as Inland Casino Corporation.

•	The Company became a public entity on May 22, 1995, when it was merged into Twin Creek Exploration Co., Inc., a Utah corporation and a public reporting company.

•	Upon completion of the merger, Twin Creek’s name was changed to Inland Casino Corporation.

•
In the late 1990’s, the Company began developing Internet-related gaming businesses as a means to diversify its business. As part of this process, the Company changed its name from “Inland Entertainment Corporation” to “Venture Catalyst Incorporated” to reflect its expanded services. The following is a timeline of the Company’s expansion into Internet-related services:

•
In March 1998, VCAT established a wholly-owned foreign subsidiary, Worldwide Media Holdings, N.V., a Curacao, Netherlands Antilles corporation (“WMH”), to provide comprehensive marketing, advertising, technical and distribution services for Internet-related businesses, especially Internet casinos.

•	In August 1998, VCAT purchased Cyberworks, Inc. (“Cyberworks”), a website development and online marketing company with existing clients in a wide range of industries.

•
In July 1999, the Company launched the “Vegas At Home” portal website (www.vegasathome.com) to provide both the gaming industry and its patrons with an online central location containing a variety of gaming related products, merchandise, information and links to most significant traditional casinos.

•	In July 1999, the Company expanded its services to include broader consulting services to emerging and Internet businesses.

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Venture Catalyst Incorporated

Company Overview

•
In January 2000, as part of a diversification strategy, the Company acquired all of the outstanding shares of capital stock of webinc, a recently-organized corporation whose business plan focused on consulting, incubation and venture capital-related services to start-up and early stage companies focusing on Internet infrastructure and technology.

•	In March 2000, the Company acquired CT Interactive Incorporated a full-service technology management firm.

•
Due to its limited success, by June 30, 2000, the Company decided to discontinue the Internet gaming consulting business, liquidate WMH and shut down the “Vegas At Home” website. Cyberworks, webinc and the Company’s remaining Internet businesses do not generate revenue and have little or no value.

•
In addition to the failure of its Internet-related businesses, the Company’s core consulting business has experienced a downturn in performance as a result of increased competition to the Barona Casino and the expansion project underway at the Barona Casino.

•
The Company generates fees under a complex calculation in its current consulting agreement with the Barona Tribe, which fees are adversely affected by Casino revenues not meeting expectations and the expenses and accounting policies inherent in the major expansion project.

•
Based upon current projections prepared by the Barona Tribe in February 2002, VCAT believes that it will not earn any consulting fees under the existing consulting agreement through the end of its current contract term in March 2004.

•	The Company remains obligated to continue providing services to the Barona Tribe under the existing consulting agreement.

Houlihan Lokey Howard & Zukin        9

Venture Catalyst Incorporated

Company Overview

•
On August 15, 2001, the Company’s common stock was delisted from the NASDAQ Stock Market for failure to comply with NASDAQ’s $1.00 minimum bid price and $5 million public float requirements. VCAT’s common stock is now traded on the over-the-counter market.

•	The Company’s independent auditors, Grant Thornton LLP have issued an opinion in their August 24, 2001 report, expressing substantial doubt about the Company’s ability to continue as a going concern.

•
In May 2001, the Company appointed Special Committee I comprised of independent directors to explore strategic alternatives to maximize shareholder value and to report its recommendations to the Board of Directors. Special Committee I had the following initial conclusions:

•	Shareholders were unlikely to see a meaningful increase in shareholder value in the foreseeable future;

•	VCAT’s liabilities exceed the book value of its assets and VCAT’s auditors have concluded that there is substantial doubt about VCAT’s ability to continue as a going concern;

•	VCAT’s business currently consists only of providing consulting services to the Barona Tribe and VCAT has been unable to obtain additional Native American or other gaming clients;

•
There is doubt concerning VCAT’s ability to obtain additional clients in the future and any additional gaming consulting contracts are likely to be of shorter duration and more limited value than VCAT’s consulting agreement with the Barona Tribe;

•	The Special Committee could not establish a value, if any, for VCAT’s consulting agreement with the Barona Tribe;

•
The implementation of certain planned modifications to the operations of the Barona Casino and its related properties may result in additional consulting fees being received by VCAT under the Consulting Agreement during the remainder of its term, although it is not possible to determine the probability, timing or amount, if any, of such fees;

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Venture Catalyst Incorporated

Company Overview

•
Certain of the costs incurred by VCAT to strengthen its relationship with the Barona Tribe and, in general, Native American causes, are not required by the strict terms of its consulting agreement with the Barona Tribe;

•
The failure of VCAT to continue providing services to the Barona Tribe, could damage VCAT’s relationship with the Barona Tribe and could diminish VCAT’s ability to obtain additional Native American gaming clients;

•	VCAT’s operating expenses, including wages, may be further reduced without affecting the services currently provided to the Barona Tribe;

•	Donald Speer, VCAT’s Chairman, President and Chief Executive Officer, is critical to the continuation of VCAT’s relationship with the Barona Tribe; and

•	No payment of principal or interest is likely to be required with respect to VCAT’s long-term debt for the foreseeable future under the terms thereof.

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Venture Catalyst Incorporated

Company Overview

Current Agreement with the Barona Tribe

•
VCAT is currently providing services to the Barona Tribe pursuant to an Amended and Restated Consulting Agreement dated April 29, 1996, as modified on February 17, 1998. The consulting agreement expires March 31, 2004, unless renewed or extended.

•	Under the terms of the consulting agreement with the Barona Tribe, VCAT is to provide the following gaming related services for the Barona Casino:

• Organization and Administration	• Human Resources
• Planning and Development	• Management Information Systems
• Gaming Activities	• Marketing and Advertising
• Internal Controls and Accounting Procedures	• Purchasing
• Cage Operations	• Surveillance
• Engineering and Maintenance	• Security
• Housekeeping	• Food and Beverage Operations

Houlihan Lokey Howard & Zukin        12

Venture Catalyst Incorporated

Company Overview

•	The VCAT’s Consulting Fee is calculated as follows:

•	Base consulting fee: $475,000 per calendar month

•	Additional consulting fee: $17,500 for each $50,000 increment of net operating income above $2.1 million per month.

•	Net operating income is defined as earnings before consulting fees.

•
Shortfalls: To the extent the sum of the gross consulting fee of VCAT and the Tribal Draw exceeds the net operating income from the Casino, VCAT’s consulting fee is reduced. VCAT’s consulting fee is limited to the lesser of:

•	The gross consulting fee calculated in accordance with the formula set forth in the consulting agreement (outlined above) or

•	The net income of the Casino after the Tribal Distribution has been made.

•
VCAT’s monthly consulting fee cannot be less than zero. If in a given month the net operating income of the Casino is less than the amount of the minimum Tribal Draw, VCAT’s consulting fee for that month is zero and a deficit is created with respect to the Tribal Draw which must be reversed in subsequent months, via downward adjustments to VCAT’s fee, before a fee can be paid to VCAT.

•	Any shortfall with respect to the Tribal Draw is cumulative and is carried forward indefinitely until reversed by downward adjustments to VCAT’s consulting fee in subsequent months.

•
Accrued Fees: any downward adjustments to VCAT’s consulting fee that are made to accommodate the Tribal Draw can be recovered by VCAT in subsequent months to the extent the net operating income for the Casino exceeds the sum of the Tribal Draw and the consulting fees.

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Venture Catalyst Incorporated

Company Overview

•
These upward adjustments have to be made up within a “contract year,” which is a 12-month period from April through March. If the upward adjustments are not made up within the “contract year,” they are lost permanently.

•	The Barona’s Tribal Draw is calculated as follows according to the Agreement:

•	A flat fee of $30,000 for Bingo

•	A flat fee of $2,500 for the gift shop

•	A percentage of adjusted table gaming revenue (based upon annual revenues for the contract year ended March 31, i.e., the percentage for table games starts at 6 percent each April):

•	6 percent for the first $1 million of annual adjusted table game revenue

•	12 percent of the second $1 million of adjusted annual table game revenues

•	15 percent of adjusted annual table game revenues thereafter

•	40 percent of the adjusted slot revenue.

•
Adjusted slot revenue takes into account items such expenses as maintenance, depreciation, interest, and marketing that are related to the operation of the slot devices. These expenses are deducted from the slot revenues before the Tribal Draw is calculated.

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Venture Catalyst Incorporated

Company Overview

Market for Common Stock

•	VCAT’s common stock traded on the NASDAQ National Market under the symbol VCAT through the fiscal year ended June 30, 2001.

•
On August 15, 2001, VCAT’s Common Stock was delisted from the NASDAQ National Market for failure to comply with the $1.00 minimum bid price and the $5 million market value of public float requirements.

•	VCAT’s Common Stock currently trades on the Over-The-Counter (“OTC”) Bulletin Board maintained by the National Association of Securities Dealers, Inc.

•
As of September 17, 2001, VCAT had 3,137 shareholders of record and as of November 7, 2001, 7,206,598 shares of common stock were issued and outstanding. Of this total, Donald Speer holds 1,024,180 shares, the remaining directors and executive officers own 79,500 shares, Jon Ungar owns 485,487 shares, Alan Woods owns 318,818 shares and Karol Schoen owns 477,216 shares.

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Venture Catalyst Incorporated

Company Overview

•	The following chart details the Company’s five-year trading activity by both price and volume.

5-YEAR WEEKLY PRICE/VOLUME GRAPH

Houlihan Lokey Howard & Zukin        16

Venture Catalyst Incorporated

Company Overview

Analysis of Publicly Traded Stock Price

•	The following table details the Company’s average trading prices:

(Millions, except for per share prices)

	Stock Price Indications	Price Per Share	Market Value of Equity
(1)	Spot Price	$0.06	$0.432
	5-Day Average	0.07	0.479
	30-Day Average	0.07	0.474
	3-Month Average	0.10	0.747
	6-Month Average	0.14	0.982
	52-Week Average	0.14	0.982
	52-Week High	0.72	5.189
	52-Week Low	0.04	0.288

	Liquidity Indications
	Average Daily Volume	6,562
	Total Shares Outstanding	7,206,598
(2)	Public Float	3,880,000

	Other Indications
	Analyst Coverage	None
	Total 2001 Revenues	$8.840
	Total 2001 EBIT	($15.175)
	2 Year EBIT Growth	NA

	Footnotes:
	(1) Spot Price as of 5/3/2002
	(2) Per Bloomberg.

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Venture Catalyst Incorporated

Company Overview

VCAT Income Statement

(figures in millions)

	Fiscal Year Ended June 30,			Latest 12 Months Ended 12/31/01
	1999	2000	2001
Revenues, Net	$14.772	$14.843	$8.840	$0.277
Cost of Sales (Goods Sold)	4.117	5.178	7.036	5.199

Gross Profit	10.655	9.665	1.805	(4.922)
Operating Expenses:
General & Administrative	5.523	7.570	6.781	3.942
Restructuring Expenses	0.000	0.000	7.235	0.390
Impairment of Deferred Contract Costs	0.000	0.000	1.900	8.855
Amortization of Intangible Assets	1.016	2.090	1.065	0.343

Total Operating Expenses	6.539	9.660	16.980	13.530

Operating Income	4.116	0.005	(15.175)	(18.451)
Interest Expense	0.708	0.866	0.804	0.858
Interest (Income)	(0.597)	(0.473)	(0.468)	(0.258)
Gain on Sale of Internet Domain Names (Income)	0.000	0.000	(1.000)	(1.000)
Loss on Impairment of Investments (Gain)	0.000	0.123	4.625	2.441

Pretax Income (Loss)	4.004	(0.512)	(19.137)	(20.493)
Income Taxes (Credit)	2.034	0.099	(0.627)	(1.038)
Minority Interest	0.000	0.000	0.000	0.000

Net Income (Loss)	$1.970	($0.611)	($18.510)	($19.455)

Depreciation/Amortization	$1.336	$1.586	$1.566	$0.555
Capital Expenditures	$0.280	$0.375	$0.310	$0.000
Acquisition Capital Expenditures	$0.743	$0.341	$0.000	$0.000
Preferred Dividends	$0.000	$0.000	$0.000	$0.000
EBITDA	$5.452	$1.591	($13.610)	($17.896)

EBIT	$4.116	$0.005	($15.175)	($18.451)

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Venture Catalyst Incorporated

Company Overview

VCAT Common Size Income Statement

	Fiscal Year Ended June 30,			Latest 12 Months Ended 12/31/01
	1999	2000	2001
Revenues, Net	100.0%	100.0%	100.0%	100.0%
Cost of Sales (Goods Sold)	27.9%	34.9%	79.6%	1873.7%

Gross Profit	72.1%	65.1%	20.4%	(1773.7)%

Operating Expenses:
General & Administrative	37.4%	51.0%	76.7%	1420.6%
Restructuring Expenses	0.0%	0.0%	81.8%	140.4%
Impairment of Deferred Contract Costs	0.0%	0.0%	21.5%	3191.4%
Amortization of Intangible Assets	6.9%	14.1%	12.0%	123.5%

Total Operating Expenses	44.3%	65.1%	192.1%	4875.9%

Operating Income	27.9%	0.0%	(171.7)%	(6649.6)%
Interest Expense	4.8%	5.8%	9.1%	309.3%
Interest (Income)	(4.0)%	(3.2)%	(5.3)%	(92.9)%
Gain on Sale of Internet Domain Names (Income)	0.0%	0.0%	(11.3)%	(360.4)%
Loss on Impairment of Investments (Gain)	0.0%	0.8%	52.3%	879.8%

Pretax Income (Loss)	27.1%	(3.5)%	(216.5)%	(7385.4)%
Income Taxes (Credit)	13.8%	0.7%	(7.1)%	(374.0)%
Minority Interest	0.0%	0.0%	0.0%	0.0%

Net Income (Loss)	13.3%	(4.1)%	(209.4)%	(7011.4)%

Depreciation/Amortization	9.0%	10.7%	17.7%	200.1%
Capital Expenditures	1.9%	2.5%	3.5%	0.1%
Acquisition Capital Expenditures	5.0%	2.3%	0.0%	0.0%
Preferred Dividends	0.0%	0.0%	0.0%	0.0%
EBITDA	36.9%	10.7%	(154.0)%	(6449.5)%

EBIT	27.9%	0.0%	(171.7)%	(6649.6)%

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Venture Catalyst Incorporated

Company Overview

VCAT Balance Sheet

(figures in millions)

	As of June 30,
Assets	1999	2000	2001	12/31/01
Current Assets:
Cash & Equivalents	$9.286	$4.767	$4.100	$8.516
Accounts Receivable	0.344	0.753	0.066	0.084
Due From Barona Tribe	3.190	9.685	7.685	0.000
Prepaid Expenses and Other	0.128	0.505	1.218	0.283

Total Current Assets	12.948	15.710	13.069	8.883

Net Fixed Assets	1.073	1.093	0.381	0.270
Intangible Assets	3.424	5.279	0.000	0.000
Restricted Cash	2.144	1.655	0.133	0.388
Other Assets	4.044	8.116	0.312	0.000

Total Assets	$23.634	$31.853	$13.896	$9.542

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	$1.440	$1.165	$2.019	$1.093
Current Maturities	0.400	0.977	1.833	0.000
Accrued Contract Costs	0.000	0.000	0.000	3.091
Advances of Future Consulting Fees	2.603	2.879	3.682	3.700
Other Current Liabilities	0.512	0.523	0.000	0.000

Total Current Liabilities	4.956	5.544	7.534	7.884

Long-Term Debt	$9.900	$8.333	$6.500	$9.433
Accrued Contract Costs	0.000	0.000	0.000	3.864

Total Liabilities	14.856	13.878	14.034	21.182

Minority Interest	0.000	0.000	0.000	0.000

Net Stockholders’ Equity	8.778	17.975	(0.139)	(11.640)

Total Liabilities & Stockholders’ Equity	$23.634	$31.853	$13.895	$9.542

Working Capital
Net	$($0.893)	$6.376	$3.268	$(7.517)
Total	$7.992	$10.166	$5.535	$0.999

Houlihan Lokey Howard & Zukin        20

Venture Catalyst Incorporated

Company Overview

VCAT Common Size Balance Sheet (percent of Total Assets)

	As of June 30,
Assets	1999	2000	2001	12/31/01
Current Assets:
Cash & Equivalents	39.3%	15.0%	29.5%	89.3%
Accounts Receivable	1.5%	2.4%	0.5%	0.9%
Due From Barona Tribe	13.5%	30.4%	55.3%	0.0%
Prepaid Expenses and Other	0.5%	1.6%	8.8%	3.0%

Total Current Assets	54.8%	49.3%	94.1%	93.1%

Net Fixed Assets	4.5%	3.4%	2.7%	2.8%
Intangible Assets	14.5%	16.6%	0.0%	0.0%
Restricted Cash	9.1%	5.2%	1.0%	4.1%
Other Assets	17.1%	25.5%	2.2%	0.0%

Total Assets	100.0%	100.0%	100.0%	100.0%

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts Payable and Accrued Expenses	6.1%	3.7%	14.5%	11.5%
Current Maturities	1.7%	3.1%	13.2%	0.0%
Accrued Contract Costs	0.0%	0.0%	0.0%	32.4%
Advances of Future Consulting Fees	11.0%	9.0%	26.5%	38.8%
Other Current Liabilities	2.2%	1.6%	0.0%	0.0%

Total Current Liabilities	21.0%	17.4%	54.2%	82.6%

Long-Term Debt	41.9%	26.2%	46.8%	98.9%
Accrued Contract Costs	0.0%	0.0%	0.0%	40.5%

Total Liabilities	62.9%	43.6%	101.0%	222.0%

Minority Interest	0.0%	0.0%	0.0%	0.0%

Net Stockholders’ Equity	37.1%	56.4%	–1.0%	–122.0%

Total Liabilities & Stockholders’ Equity	100.0%	100.0%	100.0%	100.0%

Working Capital

Net	–3.8%	20.0%	23.5%	–78.8%
Total	33.8%	31.9%	39.8%	10.5%

Houlihan Lokey Howard & Zukin        21

Venture Catalyst Incorporated

Company Overview

VCAT Comparative Financial Analysis

(figures in millions)

	As of June 30,			Latest 12 Months 12/31/01
	1999	2000	2001
Size
Adjusted Revenues	$14.772	$14.843	$8.840	$0.277
Adjusted EBIT	$4.116	$0.005	$3.093	$(0.142)
Adjusted EBITDA	$5.452	$1.591	$4.659	$0.413
Adjusted Net Income	$2.045	$(0.517)	$1.373	$(0.600)
Adjusted Cash Flow	$3.381	$1.069	$2.939	$(0.045)
Reported Total Assets	$23.634	$31.853	$13.896	$9.542
Reported Net Worth (Common, Tangible)	$5.354	$12.696	$(0.138)	$(11.640)
Total Interest-Bearing Debt	$10.300	$9.310	$8.333	$9.433

Profitability Ratios
Gross Profit Margin	72.1%	65.1%	20.4%	-1773.7%
Three-Year Average			52.6%
Adjusted EBIT Margin	27.9%	0.0%	35.0%	-51.2%
Three-Year Average			21.0%
Adjusted EBITDA Margin	36.9%	10.7%	52.7%	148.9%
Three-Year Average			33.4%
Adjusted Net Income Margin	13.8%	-3.5%	15.5%	-216.3%
Three-Year Average			8.6%
Adjusted Tax Rate	50.8%	NA	NA	NA
Three-Year Average			NA
EBIT Return on Assets	NA	0.0%	13.5%	-1.2%
Three-Year Average			NA
EBITDA Return on Assets	23.1%	5.7%	20.4%	3.5%
Three-Year Average			16.4%

Footnotes:

NA—Not available.
NMF—Not meaningful figure.

Houlihan Lokey Howard & Zukin        22

Venture Catalyst Incorporated

Company Overview

VCAT Comparative Financial Analysis (Continued)

	As of June 30,			Latest 12 Months 12/31/01
	1999	2000	2001
Growth Statistics
Annual Revenue Growth	NA	0.5%	-40.4%	-96.9%
Revenue Two-Year CAGR			-22.6%
Annual Adjusted EBIT Growth	NA	-99.9%	67498.2%	-104.6%
EBIT Two-Year CAGR			NA
Annual Adjusted EBITDA Growth	NA	-70.8%	192.9%	-91.1%
EBITDA Two-Year CAGR			NA
Annual Adjusted Net Income Growth	NA	-125.3%	365.6%	-143.7%
Net Income Two-Year CAGR			NA

Depreciation & Capital Spending Measures
Depreciation To Capital Expenditures	476.5%	422.5%	505.8%	171407.1%
Three-Year Average			468.3%
Capital Expenditures To Revenue	1.9%	2.5%	3.5%	0.1%
Three-Year Average			2.6%

Liquidity Ratios
Quick Ratio	1.9	1.0	0.6	1.1
Current Ratio	2.6	2.8	1.7	1.1

Financial Leverage Ratios
Total Interest-Bearing Debt To EBITDA	1.9	5.9	1.8	22.8
Interest Coverage	7.7	1.8	13.8	0.7
Interest Expense to Interest-Bearing Debt	NA	8.8%	9.1%	9.7%

Activity Ratios
Asset Turnover	NA	0.5	0.4	0.0
Average A/R Collection Period (In Days)	NA	13.5	16.9	6,900.2
Average A/P Payable Period (In Days)	NA	91.8	82.6	79.1

Footnotes:

NA—Not available.
NMF—Not meaningful figure.

Houlihan Lokey Howard & Zukin        23

Industry Overview

Venture Catalyst Incorporated

Industry Overview

Summary

•	California Native American Gaming has grown dramatically in the past two years, adding over 14,567 slot devices since May 15, 2000, representing an increase of over 76 percent.

•	Three of the larger, more experienced participants in the Northern San Diego market include Barona, Viejas and Sycuan, each now operating 2,000 slot devices.

•	New entrants into the market have expanded dramatically and many have captured quality locations near highways and significant population centers.

•	The Las Vegas market has begun a discounting campaign to help capture some additional drive-to customers that are also targeted customers for the Barona property.

•
VCAT believes that the Barona Casino is positioned to be a leader in this market; however, there is significant and growing competitive pressure. Barona’s average slot device win per day has been down from last years levels and further competitive and political pressures could result in lower than expected revenues going forward for the Barona Casino.

Houlihan Lokey Howard & Zukin        25

Venture Catalyst Incorporated

Industry Overview

Overview

The gaming industry, as defined by sectors, is made up of destination or “fly-to” markets and local or “drive-to” markets. Economic, political and competitive factors will continue to have a significant impact on both destination and local gaming markets. The events of September 11 have had a considerable impact on the travel demand; however, this reduced travel demand has not affected the various gaming markets equally. Destination markets have experienced significant declines. Las Vegas, for example, with 50 percent of its business arriving by plane has been especially soft. Weekend occupancy has returned to pre-September 11th levels only due to discounted room rates, but mid-week business remains challenging. In addition, the highly profitable high-end international play diminished following the events of September 11th and have only recently shown signs of recovery. The locals markets, on the other hand, have fared better and have largely returned to normal levels of visitation and play.

Several political issues also face the gaming industry and could have a considerable impact on the landscape for gaming going forward. Due to a sluggish economy, a number of states could enable favorable gaming reforms. States that have historically shied away from expanded gaming are taking a closer look at the business as a source for tax revenues and jobs. While this next wave of expansion may take some time for implementation, it will be important to understand the implications that expanded gaming will have on existing gaming operations.

Finally, the competitive forces affecting the gaming market are experiencing a cross over from merely local versus local or destination versus destination competition to, in some instances, local versus destination competition. Particularly in regard to some of the Indian gaming operations that are developing world-class facilities, increasing competition is reducing the heretofore monopolistic or oligopolistic powers of some of the Indian gaming operators.

Houlihan Lokey Howard & Zukin        26

Venture Catalyst Incorporated

Industry Overview

Economic Overview

•	Reduced demand in travel following the terrorist attacks has not affected the various U.S. gaming markets equally.

•	Fly-to markets have been hit much harder than drive-to markets

•	Fear of flying, security related inconvenience and the risk of getting stranded away from home are factors that are keeping people off of airplanes

•	High-end international play has virtually disappeared

•	The drive-to markets have largely returned to normal levels of visitation and play

•	Changing Las Vegas customer demographics hurt margins

•	The value-oriented marketing campaigns of many casino operators has attracted less free-spending customers

•	Casino operators have heightened marketing programs to drive-in customers and as a result have helped restore weekend occupancy to pre-September 11th levels

Houlihan Lokey Howard & Zukin    27

Venture Catalyst Incorporated

Industry Overview

Political Overview

The legislative environment has always been and will continue to be a critical element in the health of the gaming industry. This next year, 2002, may prove to be one of the most intriguing political seasons for the gaming industry since the early 1990’s.

•	The following table details some of the key legislative dates in U.S. gaming:

DATE	EVENT	KEY DATES IN GAMING
1909
Nevada outlaws casino gambling; virtually all gambling is outlawed by the United States by 1910.
1931
Nevada re-legalizes casinos.
1940’s & 1950’s
Almost all states change their laws to allow pari-mutuel betting and low stakes and charity gaming.

Houlihan Lokey Howard & Zukin        28

Venture Catalyst Incorporated

Industry Overview

1978
First casino opens in Atlantic City

1985
First interstate lottery created, linking state lotteries of Maine, New Hampshire and Vermont

1987
Cabazon decision in U.S. Supreme Court affirms right of tribes to self-regulate high-stakes versions of all games not prohibited by state law.

Houlihan Lokey Howard & Zukin        29

Venture Catalyst Incorporated

Industry Overview

1988
Reagan signs IGRA; states create first national lottery – “Lotto America”; South Dakota amends its constitution to allow limited stakes casinos at Deadwood.

1991
Limited stakes river boats open in Iowa; six months later high-stakes Illinois riverboats open.

1996
26 states have casinos; 38 states have lotteries; 40 states have pari-mutuel betting.

Houlihan Lokey Howard & Zukin        30

Venture Catalyst Incorporated

Industry Overview

Political Overview (Continued)

•	Rising deficits prompt state governments to look for legislation that will help generate additional revenues for their respective states.

•
The National Association of State Budget Officers (“NASBO”), a Washington-based group that monitors state finances, issued a report on the health of regional economies that found that national and state economies that were faltering before September 11th, are now performing at even lower levels.

•	The number of states in the midst of recession is on the rise with several states reducing their budgets for 2002.

•	Many states view expanded gaming legislation as a potential vehicle for increasing state revenues.

•	The table on the following page details some of the proposals that could come up for legislation in 2002.

Houlihan Lokey Howard & Zukin        31

Venture Catalyst Incorporated

Industry Overview

Political Overview (Continued)

POTENTIAL LEGISLATION IN 2002
STATE	PROPOSAL
Alabama

Slots at dog tracks

Arizona

Banked card games at Native American casinos

Florida

Slots at racetracks

Hawaii

Land-based casinos

Indiana

Dockside gaming at riverboat casinos

Houlihan Lokey Howard & Zukin        32

Venture Catalyst Incorporated

Industry Overview

Kansas

Slots at racetracks

Kentucky

Slots at racetracks

Maryland

Slots at racetracks

Missouri

Elimination of $500 loss limit

New York

Approval of more Native American casinos and slots at racetracks

Ohio

Slots at racetracks

Houlihan Lokey Howard & Zukin        33

Venture Catalyst Incorporated

Industry Overview

Pennsylvania

Slots at racetracks

Houlihan Lokey Howard & Zukin        34

Venture Catalyst Incorporated

Industry Overview

Political Overview (Continued)

•	Both New York and Arizona present significant issues with respect to the future Native American Gaming.

•	New York could authorize the development of up to six Native American casinos.

•
Park Place Entertainment (“Park Place”), Sun International Hotels Limited (“Sun International”) and Harrah’s Entertainment (“Harrah’s) are all at the forefront of Native American casino management and are well positioned to take advantage of the potential new gaming opportunities in the New York area.

•
In addition to their experience working with various Native American gaming organizations, Park Place, Sun International, and Harrah’s all have the capacity to bring capital and expertise to bear in helping to push their legislative agendas.

•	Park Place has been active in the Native American Gaming arena, recognizing that a management contract in New York could help to hedge its four Atlantic City properties.

•	In October 2001, the Saint Regis Mohawk Tribe and Park Place announced that their planned casino project could break ground by the end of 2002.

•	The project is expected to feature a 750-room hotel, 130,000 square feet of meeting space, eight restaurants and a spa.

•	The management agreement between Park Place and the Mohawk Tribe is for a term of seven years.

•	According to the Terms of the agreement, Park Place will receive 30 percent of the net cash flow from operations with the remaining 70 percent going to the tribe.

Houlihan Lokey Howard & Zukin        35

Venture Catalyst Incorporated

Industry Overview

Political Overview (Continued)

•	Sun International, the developer of the Mohegan Sun, is working with the Stockbridge-Munsee Community Band of Mohican Indians to develop a casino in Sullivan County, NY.

•	The project is expected to cost $500 million and house 150,000 square feet of gaming space.

•	The project is expected to have 3,000 slot machines and 190 table games.

•
While the expansion of Native American gaming in other states does not necessarily have a direct impact on VCAT or the Barona Tribe, it does illustrate the active growth in the Native American gaming market.

Houlihan Lokey Howard & Zukin        36

Venture Catalyst Incorporated

Industry Overview

Competitive Overview

•	California Native American Gaming is not viewed as an immediate threat to the Las Vegas market.

•	Analysts are forecasting only a modestly negative impact on visitor traffic to Las Vegas as a result of the newly opened Native American casinos in California.

•	The Indian Gaming facilities, especially in San Diego, are viewed as a no-frills gaming experience as compared to the Las Vegas market.

•	The Palm Springs Indian gaming market is perceived to be a more significant long-term threat to Las Vegas than the San Diego Indian gaming market.

•	Palm Springs is already a destination resort with world-class golf courses, spas and resorts.

•	Native American gaming establishments in Palm Springs are centrally located (the Spa Casino is located in downtown Palm Springs).

•	Many affluent Californians already own second homes in Palm Springs.

•	The gaming product in Palm Springs is improving.

•	The Agua Caliente Casino is an example of the higher quality gaming product emerging in the Palm Springs market.

•	As the gaming business in Palm Springs increases, tribes will likely build hotel towers, golf courses and other amenities to add to the overall experience.

Houlihan Lokey Howard & Zukin        37

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	Northern San Diego has significant issues to emerge as a significant threat to the destination gaming locations.

•	Most of the properties are an hour from large population bases and, in order to reach them, require driving on narrow, winding roads.

•	At present, many properties have little to offer besides gaming.

•	The properties, in the Northern San Diego market are already highly promotional and discounting may become a problem in this market.

•	Although the Californian Native American gaming market may not yet pose a significant threat to the Las Vegas market, there could be significant growth potential.

•
Using Connecticut as an example, in less than 10 years, Foxwoods has been transformed from a bingo hall to the largest casino in the world, and some of the California operators may emerge as significant, Foxwoods-like players over time.

Houlihan Lokey Howard & Zukin        38

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	The California Native American gaming market has shown dramatic growth over the past two years and competition has increased dramatically.

•
The following table details the growth in California Native American gaming in terms of new slot devices added to each of the competitors since May 15, 2000 through June 15, 2001. The table illustrates that overall the market added a total of 14,567 devices, an increase of 76.1 percent over this 13-month period.

TRIBAL/COMMISSION NAME	NUMBER OF DEVICES PRIOR TO MAY 15, 2000	TOTAL DEVICES IN COMMERCIAL OPERATION JUNE 15, 2001	ADDITIONAL DEVICES SINCE MAY 15, 2000
Agua Caliente Casino / Spa Casino	1,153	2,000	847
Alturas Rancheria	54	60	6
Augustine	0	N/A	0
Barona	1,057	2,000	943
Big Sandy Rancheria	239	329	90
Big Valley Rancheria	353	329	-24
Bishop Paiute	273	303	30
Blue Lake Rancheria	0	N/A	0
Buena Vista Rancheria	0	N/A	0
Cabazon	741	901	160
Cahto Tribe, Laytonville	125	93	-32
Cahuilla Band of Mission Indians	207	228	21
Campo Band of Mission Indians	0	N/A	0
Chemehuevi Indian Tribe	100	95	-5
Chicken Ranch Rancheria	224	251	27
Chuckchansi/Picayune	0	N/A	0
Coast Indian Community	199	0	-199
Colusa Indian Community	523	488	-35

Houlihan Lokey Howard & Zukin        39

Venture Catalyst Incorporated

Industry Overview

TRIBAL/COMMISSION NAME	NUMBER OF DEVICES PRIOR TO MAY 15, 2000	TOTAL DEVICES IN COMMERCIAL OPERATION JUNE 15, 2001	ADDITIONAL DEVICES SINCE MAY 15, 2000
Dry Creek Rancheria	0	N/A	0
Elem Indian Colony	0	N/A	0
Elk Valley Rancheria	167	272	105
Ewiiaapaayp Tribe	0	N/A	0
Hoopa Valley	85	85	0
Hopland	307	307	0
Jackson Rancheria	435	538	103
Jamul Indian Village	0	N/A	0
LaJolla Indian Reservation	0	N/A	0
Manchester Point Arena	0	N/A	0
Manzanita Band	0	N/A	0
Middletown Rancheria	167	469	302
Mooretown Rancheria	500	497	-3
Morongo	1,627	1,901	274
Pala	0	2,000	2,000
Paskenta Bd of Nomalaki Indians	0	N/A	0
Pauma	0	850	850
Pechanga	1,333	2,000	667
Pit River	129	124	-5
Quechan Indian Nation	0	N/A	0
Redding Rancheria	401	510	109
Rincon San Luiseno	0	2,000	2,000
Robinson Rancheria	380	436	56
Rohnerville Rancheria	0	N/A	0
Rumsey Indian Rancheria	416	633	217
San Manuel Tribal Community	974	962	-12
San Pasqua1	0	753	753
Santa Rosa Rancheria	472	2,000	1,528

Houlihan Lokey Howard & Zukin        40

Venture Catalyst Incorporated

Industry Overview

TRIBAL/COMMISSION NAME	NUMBER OF DEVICES PRIOR TO MAY 15, 2000	TOTAL DEVICES IN COMMERCIAL OPERATION JUNE 15, 2001	ADDITIONAL DEVICES SINCE MAY 15, 2000
Santa Ynez	760	874	114
Sherwood Valley	127	222	95
Shingle Springs Rancheria	0	N/A	0
Smith River Rancheria	232	198	-34
Soboba	991	1,500	509
Susanville Indian Rancheria	150	102	-48
Sycuan	519	2,000	1,481
Table Mountain Rancheria	835	975	140
Trinidad Rancheria	196	321	125
Tule River	408	556	148
TuolumneMe-Wuk	0	N/A	0
Twenty-Nine Palms	740	993	253
Tyme Maidu Tribe/Berry Creek	406	549	143
United Auburn	0	N/A	0
Viejas	1,132	2,000	868
Yurok	0	N/A	0
Total	19,137	33,704	14,567

Houlihan Lokey Howard & Zukin        41

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

Palm Springs Market Summary

The Palm Springs market consists of properties located in downtown Palm Springs and along the Interstate 10, the freeway that connects Los Angeles and Palm Springs

•	The map below highlights the Native American gaming locations in the Palm Springs Market.

Houlihan Lokey Howard & Zukin        42

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	The Agua Caliente tribe has two of the best casinos in the market: the Spa Resort and Casino and Agua Caliente Casino.

•	The Spa Resort, although old, has the best location of any of the Native American casinos in the market.

•	The Agua Caliente Casino is located in a prime location at the exit of the I-10 freeway.

•	Combined, the Agua Caliente tribe has a total of 2,000 slot machines at these two properties.

•	The Cabazon Band of Cahuilla Mission Indians operates the Fantasy Springs Casino, located about 20 miles southeast of Palm Springs.

•	This property is in need of upgrades to be competitive with some of the higher quality operators in the area.

•	The major attraction for this property is a bowling alley that generates traffic for the casino.

•	The Twenty Nine Palms Band of Mission Indians operates Spotlight 29, located about 20 miles southeast of Palm Springs.

•	Spotlight 29 is currently in a temporary facility, but Donald Trump is working with the tribe to build a permanent facility.

•	The permanent facility is scheduled to have a hotel and covered parking (a competitive advantage in this market) in addition to a gaming floor with 2,000 slot machines.

Houlihan Lokey Howard & Zukin        43

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	Casino Morongo is in a prime location near a large population base.

•	The casino, which opened in 1983, is located 22 miles from Palm Springs and 80 miles from Los Angeles.

•	Located directly off of the I-10, the casino is essentially a warehouse with slot machines.

•	This casino is one of the closest to Los Angeles and has an estimated 17 million people within a 100-mile radius.

Houlihan Lokey Howard & Zukin        44

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

Northern San Diego Market

The casinos in North San Diego are located primarily in rural areas between San Diego and Riverside. Customers visiting these casinos must drive over an hour on two-lane winding roads to reach many of these properties. Many of these properties offer little more to play than slots or card table games as roulette and craps are not allowed under the compact the tribes have with the state. Many of these properties will most likely expand to include hotel facilities and other features to improve the entertainment experience.

•	The map below highlights the Native American gaming locations in the Northern San Diego Market.

Houlihan Lokey Howard & Zukin        45

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	The Pala Band of Mission Indians operates the Pala Casino.

•	The Pala Casino, until December 2001, was managed by Anchor Gaming, which had to exit its management position in Pala due to Anchor’s recent merger with IGT.

•	The property has the newest slots, high-quality buffet and restaurants and an appealing southwestern décor.

•	The property is expected to show good growth in the near term, but as more tribes open permanent facilities, gaming growth could slow.

•	The Rincon Band of Mission Indians operates the Rincon Casino.

•	Currently the casino is simply a tent filled with 2,000 slot machines.

•	Construction is underway on a facility that will feature a 200-room hotel in addition to the casino.

•	The property will be managed by Harrah’s and will be called Harrah’s Rincon Casino Resort upon completion.

•	This property will feature Harrah’s Total Rewards frequent gaming card that can offer customers rewards at any of the Harrah’s properties.

•	Harrah’s has brought in experienced managers from other properties to manage this facility.

•	The Pechanga Band of Mission Indians has a location just off of the I-15 interstate highway.

•	This property is close to Riverside, is two miles from the interstate highway.

•	Construction is currently underway on the permanent facility.

Houlihan Lokey Howard & Zukin        46

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	The property has the best demographic location of the Native American gaming operators in Northern San Diego, with more than 5.5 million people in a 50-mile radius of the casino.

•	The Viejas Band of Kumeyaay Indians operates Viejas Casino.

•	The Casino includes 2,000 slot machines and 5 restaurants. Table games offered include: poker, double hand baccarat, pai gow poker, super pan 9, Caribbean stud, let it ride and blackjack.

•	Viejas is open 24 hours a day, 365 days a year.

•	The Sycuan Band of the Kumeyaay Nation operates the Sycuan Casino and Resort.

•	The 305,000 square foot Casino offers 2000 slots, a 60-table card room, off-track betting and a 1,200-seat bingo room.

•	The casino has 5 restaurants.

•	Sycuan will soon be opening a Theater to stage film and concert events.

Houlihan Lokey Howard & Zukin        47

Venture Catalyst Incorporated

Industry Overview

Competitive Overview (Continued)

•	The Barona Band of Mission Indians operates the Barona Casino.

•	The Barona Casino includes 2,000 slot machines, 29 table games and 2 restaurants.

•	The complex exceeds 100,000 square feet and is located on approximately 15 acres, including parking for 5,685 cars, of which 2,170 are in a new five-story parking structure.

•	The Barona Casino is open 24 hours a day, 365 days a year. No liquor is served at the Casino.

•
The Barona Casino is currently undergoing a $260 million expansion project known as the Barona Valley Ranch which, when complete, will expand its gaming and resort facilities to include a new casino with approximately 105,000 square feet of gaming space, a 400 room resort hotel, a five story parking structure and an events center.

•	In January 2001, The Barona Valley Ranch opened an 18-hole championship golf course.

Houlihan Lokey Howard & Zukin        48

Discussion of Alternatives

Venture Catalyst Incorporated

Discussion of Alternatives

Assumptions

Based upon discussions with management, we have made the following assumptions in our analysis:

•
VCAT and its management team have been unable to generate additional business historically, and do not believe that they have the capability, given the current circumstances, to win new contracts with other gaming operators. We have assumed this to be the case.

•
The Company has made several investments in the technology sector including: WMH; the “Vegas At Home” portal website; Cyberworks; webinc; and CT Interactive. Management has indicated that these investments have nominal value, and we have assumed this in our analysis.

•
The Company has developed a CRM product that has cost $708,000 (including $95,000 in capitalized costs and $47,000 in fixed assets) as of March 31, 2002. The CRM software is currently being beta-tested in the Barona Casino. VCAT has commenced limited test marketing of the CRM software to trade shows and other exhibitions. VCAT Management has been in discussions with various service provides but has yet to formalize any plans with such providers. At this time, VCAT management has represented to us that the CRM has only speculative value and, as such, we have assigned it no value under any of the alternatives discussed herein.

Houlihan Lokey Howard & Zukin        50

Status Quo Analysis

Venture Catalyst Incorporated

Status Quo Analysis

Description

Under the Status Quo alternative, the Company would continue operations under the current conditions and under its existing contract.

Discussion

•	VCAT has traditionally derived its revenues from consulting and/or management contracts with its Native American gaming clients.

•	The Company currently has one client, the Barona Tribe, for which VCAT is under contract to provide consulting services.

•	Based upon the projections provided by the Barona Casino, VCAT is not expected to generate any revenues for consulting services through March 31, 2004, the expiration date of the contract.

•
The formula for calculating the consulting fee due to VCAT under its contract with the Barona Tribe has a feature which can reduce VCAT’s consulting fee to zero based upon a cumulative tribal shortfall between the casino’s net income (as defined by the contract) and the monthly tribal draw to the Barona Tribe.

•
Two factors have occurred which impact the casino’s projected net income and create a very sizable cumulative shortfall that effectively prevents VCAT from earning consulting fees going forward: (i) the expansion and construction project to establish the Barona Valley Ranch and (ii) increased gaming competition from neighboring Native American gaming operations.

(i)
The Barona Tribe has raised $219 million in debt capital to fund the expansion and development of the Barona Valley Ranch, which includes approximately $19 million to develop a golf course. While ultimately, the development of the Barona Valley Ranch is a critical competitive element for the Barona Casino going forward, the depreciation and interest expense associated with this expansion adversely affect the calculation of the casino’s net income and help to create the large cumulative tribal shortfall. In addition, during December 2002, while slot devices are to be transferred to the new casino from the

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Venture Catalyst Incorporated

Status Quo Analysis

exiting casino, the number of projected slot devices in operation declines by roughly 40 percent. This decline significantly increases the tribal shortfall to levels that are difficult to recover.

(ii)
In the San Diego market, there has been a significant increase in Native American gaming operations. Several new operators have come on line and increased competition in the market. Overall, California Native American gaming operators have increased market capacity by over 76.1 percent in terms of slot devices in operation since May 15, 2000. Houlihan Lokey believes that while the Barona Casino remains a dominant player in this market, this increased gaming competition has negatively impacted Barona’s average daily win per device. In late 2000, before much of the new competition came on line, Barona’s average win on its slot product was over $320 per day. Currently, Barona’s average win on its slot product has dropped to $281 per day. Going forward, this competition is a significant factor that exacerbates the negative impact created from the Barona Valley Ranch expansion project, increases the tribal shortfall and precludes VCAT from generating consulting fees.

•
In order for VCAT to generate revenues going forward it must either: (i) increase casino revenues under the current contract, (ii) renegotiate its contract with the Barona Tribe, and/or (iii) enter into additional contracts with new clients to provide gaming related consulting and or management services.

(i)
The Barona Casino generates approximately 90 percent of its revenues from slot devices. Incremental revenues generated from increased slot performance fall almost entirely to the casino’s net income. We modeled out the existing contract and performed sensitivity analyses to determine the level that casino slot performance must increase in order for VCAT to begin generating fees under its current contract. Our analysis indicated that the casino must increase its average win per day by approximately 14 percent over projections going forward to generate enough revenues to cover VCAT’s monthly cash burn. We believe that this is a significant increase in overall performance and in light of the increased market competition it is unlikely that the casino can increase its performance to this required level in time to offset the cumulative tribal shortfall within the life of the contract. Even if VCAT were able to generate revenues to cover its monthly expenses, it would not represent significant value to the Company’s shareholders.

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Venture Catalyst Incorporated

Status Quo Analysis

(ii)
The Company has developed a proposal that it believes it may be able to eventually use as the basis for renegotiating its contract with the Barona Tribe. In discussions with representatives of the Tribe in November and December 2001, it became clear to management that there would be a low probability that the Barona Tribe would be receptive to a renegotiation proposal from VCAT. However, management believes that currently (in May 2002), the Barona Tribe may now be receptive to such a renegotiation proposal. Accordingly, it is expected that management will approach the Barona Tribe with a proposal in May 2002.

(iii)
VCAT has attempted to add new client relationships in the recent past and has not had any success. Typically, new client relationships are formed because of the ability of a management company to provide capital to a Native American gaming operator. Not only does VCAT not have the necessary access to capital needed to pursue new management relationships, but it also cannot compete with much larger, better-capitalized competitors for these new management relationships. While VCAT may pursue new consulting relationships, it has not shown the ability to do this in the recent past. We do not believe that in the current competitive environment, VCAT has the ability to generate significant consulting revenues to cover expenses or to create shareholder value.

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Venture Catalyst Incorporated

Status Quo Analysis

•	Without the ability to generate revenues going forward, VCAT is unable to meet its monthly expenses and will run out of cash.

•
At present, the Company has approximately $9.3 million in cash and receivables and is experiencing a current cash burn rate of $400,000 per month, which will cause VCAT to run out of cash in approximately 18 months. Based on this cash position and burn rate and assuming no revenues from the existing contract, the following are VCAT’s projected ending cash and liability balances as of March 31, 2004.

•	Cash: $1.7 million

•	Current Liabilities: $0.2 million

•	Debt Balance: $11.7 million

•	Barona liability: $3.7 million

•	Value to Shareholders: negative $13.9 million

•
However, assuming the Casino performs better than projected (based on varying increases in the average daily win per slot machine), the follow table illustrates VCAT’s shareholders’ value (cash less current liabilities, long-term debt and Barona liability) at March 31, 2004.

		Percentage Increase in Slot Revenues
		10.0%	11.0%	12.0%	13.0%	14.0%	15.0%	16.0%	17.0%	18.0%	19.0%
	(150,000)	(4,660,036)	(2,934,318)	(1,095,337)	273,786	1,897,715	3,485,391	5,726,741	5,715,120	7,416,513	9,209,406
	(200,000)	(5,554,474)	(3,796,169)	(1,898,550)	(506,597)	1,133,627	2,721,303	4,978,946	6,904,034	6,759,778	8,030,148
	(250,000)	(6,431,572)	(4,658,020)	(2,711,519)	(1,286,979)	369,539	1,957,214	4,231,151	6,161,180	6,077,158	7,389,213
$ Monthly	(300,000)	(7,326,010)	(5,519,870)	(3,524,489)	(2,071,090)	(394,550)	1,193,126	3,483,357	5,413,385	5,466,258	6,720,889
Operating	(350,000)	(8,220,448)	(6,381,721)	(4,337,458)	(2,867,765)	(1,158,638)	429,038	2,735,562	4,665,591	6,588,808	6,038,269
Expenses	(400,000)	(9,114,886)	(7,240,952)	(5,148,367)	(3,664,441)	(1,923,494)	(335,051)	1,987,767	3,917,796	5,847,825	5,429,259
	(450,000)	(10,011,975)	(8,107,837)	(5,981,089)	(4,461,117)	(2,722,326)	(1,099,139)	1,239,972	3,170,001	5,100,030	6,564,505
	(500,000)	(10,922,706)	(8,969,688)	(6,818,454)	(5,247,526)	(3,502,708)	(1,861,330)	492,178	2,422,206	4,352,235	5,826,554
	(550,000)	(11,865,994)	(9,831,461)	(7,680,304)	(6,059,718)	(4,283,091)	(2,660,163)	(255,617)	1,674,412	3,604,441	5,078,759
	(600,000)	(12,946,994)	(10,709,605)	(8,542,155)	(6,888,981)	(5,063,473)	(3,440,545)	(1,003,412)	926,617	2,856,646	4,330,964

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Venture Catalyst Incorporated

Status Quo Analysis

Conclusion

•	The status quo alternative is untenable for the Company and its creditors.

•	The Company runs out of cash and fails to meet its contract obligations

•	The Company is unable to service or pay down its creditors

•	The likely value to shareholders under this alternative is nominal.

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Liquidation Analysis

Venture Catalyst Incorporated

Liquidation Analysis

Description

Under the Liquidation alternative, the Company would liquidate all of its assets in an effort to satisfy its liabilities and return value to its shareholders.

Ungar/Woods Assumption

•	With respect to the liquidation scenario, the following are uncertainties:

•	In liquidation, Ungar/Woods would be unsecured creditors of VCAT; however, it is unclear whether they would be unsecured creditors with respect to the entire debt or just the next installment.

•	If VCAT is not permitted to make a payment under the notes, no default occurs. There is no acceleration provision in the notes for a liquidation event or other reorganization or sale transaction.

•	Because of the provisions of the notes and the legal uncertainties in liquidation, if forced to liquidate, VCAT would submit to a court the decision as to allocation of the assets in liquidation.

•	For the purpose of this analysis, we have assumed that Ungar/Woods are unsecured creditors for the full amount of that outstanding debt (the “Ungar/Woods Assumption.”)

Barona Liability Assumption

•
If VCAT is able to cancel its contract, the Company may be able to negotiate away its $3.7 million liability with the Tribe. For the purposes of this analysis, we have assumed that VCAT is not able to negotiate away this liability.

Accrued Contract Costs Assumption

•
For GAAP accounting purposes, at April 30, 2002, VCAT has remaining approximately $6.0 million in accrued contract costs owed to the Tribe. For the purposes of this analysis, we have assumed that VCAT has negotiated away this liability.

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Liquidation Analysis

Discussion

•	The Company currently has three classes of assets that may have value in liquidation: tangible balance sheet assets, intellectual property, and assuming an asset sale, a public shell.

•	The Company’s projected tangible balance sheet assets for the month ending May 31, 2002 have a net realizable value of approximately $9.3 million.

•	In addition, the Company has its CRM intellectual property, which we have assumed to have only speculative value.

•	Typically, if a buyer can be found, public shells can have value up to $500,000.

•
Under the current contract, the Company has projected liabilities as of May 31, 2002 totaling $20.0 million. If the current consulting agreement with the Barona Tribe can be cancelled, the Company would have projected liabilities of $10.6 million.

Conclusion

•	Based on our analysis, and relying on the Ungar/Woods Assumption, in a liquidation scenario, the shareholders in VCAT would likely receive little, if any, value.

•	The value available from liquidation is not able to satisfy the Company’s obligations to its creditors and thus does not generate any value for the shareholders.

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Liquidation Analysis

Liquidation Value (Including Barona liability)

•	The following table details the liquidation value of the Company:

(figures in millions)

Assets	Estimated 5/31/02	Implied Recovery Percentage		Total Liquidation Value 5/31/02
Current Assets:
Cash & Equivalents	$5.528	100.0%	100.0%	$5.528	$5.528
Cash from Tax Refund (1)	3.600	100.0%	100.0%	3.600	3.600
Receivables, net	0.058	50.0%	70.0%	0.029	0.040
Prepaid Expenses and Other Assets	0.107	0.0%	0.0%	0.000	0.000

Total Current Assets	$9.293			$9.157	$9.168
Net Fixed Assets	0.136	25.0%	25.0%	0.034	0.034
Restricted Cash	0.133	100.0%	100.0%	0.133	0.133
Non-current Receivables	0.039	0.0%	0.0%	0.000	0.000
Deposits and Other Assets	0.199	0.0%	0.0%	0.000	0.000

Total Assets	$9.800			$9.324	$9.335

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts Payable	$0.050	100.0%	100.0%	$0.050	$0.050
Accrued Expenses	0.465	100.0%	100.0%	0.465	0.465
Accrued Wages	0.272	100.0%	100.0%	0.272	0.272
Accrued Contract Costs	0.000	100.0%	100.0%	0.000	0.000
Advances of Future Barona Fees	3.709	100.0%	100.0%	3.709	3.709

Total Current Liabilities	$4.496			$4.496	$4.496
Long-Term Debt	9.818	100.0%	100.0%	9.818	9.818
Accrued Contract Costs	0.000	100.0%	100.0%	0.000	0.000

Net Stockholders’ Equity	(4.515)	0.0%	0.0%	0.000	0.000

Total Liabilities & Stockholders’ Equity	$9.800			$14.314	$14.314

Footnotes:

(1)	Per VCAT management, reflects additional cash from a tax refund.

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Liquidation Analysis

Liquidation Value (Including Barona liability) (Continued)

•	The following table illustrates the value distributed to VCAT constituents under the liquidation scenario including the Barona liability.

(figures in millions)

	Estimated Recovery Values 5/31/02
	Low	High
Adjusted Total Assets (recovery)	$9.324	$9.335
Less: Current Liabilities	(4.496)	(4.496)
Less: Debt	(9.818)	(9.818)
Less: Accrued Contract Costs	0.000	0.000

Total Creditor Claims	$(14.314)	$(14.314)
Shareholder Equity Recovery Value(1)	$(4.990)	$(4.979)

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Venture Catalyst Incorporated

Liquidation Analysis

Liquidation Value (Excluding Barona liability)

•	The following table details the liquidation value of the Company:

(figures in millions)

Assets	Estimated 5/31/02	Implied Recovery Percentage		Total Liquidation Value 5/31/02
Current Assets:
Cash & Equivalents	$5.528	100.0%	100.0%	$5.528	$5.528
Cash from Tax Refund (1)	3.600	100.0%	100.0%	3.600	3.600
Receivables, net	0.058	50.0%	70.0%	0.029	0.040
Prepaid Expenses and Other Assets	0.107	0.0%	0.0%	0.000	0.000

Total Current Assets	$9.293			$9.157	$9.168
Net Fixed Assets	0.136	25.0%	25.0%	0.034	0.034
Restricted Cash	0.133	100.0%	100.0%	0.133	0.133
Non-current Receivables	0.039	0.0%	0.0%	0.000	0.000
Deposits and Other Assets	0.199	0.0%	0.0%	0.000	0.000

Total Assets	$9.800			$9.324	$9.335

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts Payable	$0.050	100.0%	100.0%	$0.050	$0.050
Accrued Expenses	0.465	100.0%	100.0%	0.465	0.465
Accrued Wages	0.272	100.0%	100.0%	0.272	0.272
Accrued Contract Costs	0.000	100.0%	100.0%	0.000	0.000
Advances of Future Barona Fees (2)	0.000	100.0%	100.0%	0.000	0.000

Total Current Liabilities	$0.787			$0.787	$0.787
Long-Term Debt	9.818	100.0%	100.0%	9.818	9.818
Accrued Contract Costs	0.000	100.0%	100.0%	0.000	0.000

Net Stockholders’ Equity	(0.806)	0.0%	0.0%	0.000	0.000

Total Liabilities & Stockholders’ Equity	$9.800			$10.606	$10.606

(1)	Per VCAT management, reflects additional cash from a tax refund.
(2)	The Barona liability is assumed to be zero (instead of approximately $3.7 million).

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Liquidation Analysis

Liquidation Value (Excluding Barona liability) (Continued)

•	The following table illustrates the value distributed to VCAT constituents under the liquidation scenario excluding the Barona liability.

(figures in millions)

	Estimated Recovery Values 5/31/02
	Low	High
Adjusted Total Assets (recovery)	$9.324	$9.335
Less: Current Liabilities	(0.787)	(0.787)
Less: Debt	(9.818)	(9.818)
Less: Accrued Contract Costs	0.000	0.000

Total Creditor Claims	($10.606)	($10.606)

Shareholder Equity Recovery Value	($1.282)	($1.270)

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Renegotiate New Contract

Venture Catalyst Incorporated

Renegotiate New Contract

Overview

Don Speer informed the special committee that he might be able to renegotiate a new flat-fee based contract with the Tribe. Mr. Speer further informed the committee that the flat fee would be no greater than $475,000 per month, which is the current base consulting fee, and no less than $200,000 per month. Mr. Speer also informed us that the renegotiated new contract would most likely expire in one year or less. According to Mr. Speer, the purpose of the new contract is to bridge VCAT to a future period where it may be better able to negotiate a more favorable contract and/or generate other revenues.

New Contract Analysis

•
Based upon a projected one-year contract, which would expire in May 2003, the following table illustrates shareholders’ value[2] at the end of the new contract assuming: (i) varying levels of flat monthly revenues; (ii) varying levels of monthly operating expenditures; and (iii) no Barona liability.

$ Monthly Operating Expenses	Revenue Assumptions
	200,000	225,000	250,000	275,000	300,000	325,000	350,000	375,000	400,000	425,000	450,000	475,000
(150,000)	(1,902,212)	(1,644,943)	(1,537,406)	(1,361,606)	(1,185,806)	(1,010,005)	(834,205)	(658,404)	(482,604)	(306,804)	(131,003)	44,797
(200,000)	(2,416,750)	(2,159,481)	(1,902,212)	(1,644,943)	(1,537,406)	(1,361,606)	(1,185,806)	(1,010,005)	(834,205)	(658,404)	(482,604)	(306,804)
(250,000)	(2,914,994)	(2,665,872)	(2,416,750)	(2,159,481)	(1,902,212)	(1,644,943)	(1,537,406)	(1,361,606)	(1,185,806)	(1,010,005)	(834,205)	(658,404)
(300,000)	(3,413,237)	(3,164,116)	(2,914,994)	(2,665,872)	(2,416,750)	(2,159,481)	(1,902,212)	(1,644,943)	(1,537,406)	(1,361,606)	(1,185,806)	(1,010,005)
(350,000)	(3,911,481)	(3,662,359)	(3,413,237)	(3,164,116)	(2,914,994)	(2,665,872)	(2,416,750)	(2,159,481)	(1,902,212)	(1,644,943)	(1,537,406)	(1,361,606)
(400,000)	(4,409,725)	(4,160,603)	(3,911,481)	(3,662,359)	(3,413,237)	(3,164,116)	(2,914,994)	(2,665,872)	(2,416,750)	(2,159,481)	(1,902,212)	(1,644,943)
(450,000)	(4,907,969)	(4,658,847)	(4,409,725)	(4,160,603)	(3,911,481)	(3,662,359)	(3,413,237)	(3,164,116)	(2,914,994)	(2,665,872)	(2,416,750)	(2,159,481)
(500,000)	(5,406,213)	(5,157,091)	(4,907,969)	(4,658,847)	(4,409,725)	(4,160,603)	(3,911,481)	(3,662,359)	(3,413,237)	(3,164,116)	(2,914,994)	(2,665,872)
(550,000)	(5,904,457)	(5,655,335)	(5,406,213)	(5,157,091)	(4,907,969)	(4,658,847)	(4,409,725)	(4,160,603)	(3,911,481)	(3,662,359)	(3,413,237)	(3,164,116)
(600,000)	(6,402,701)	(6,153,579)	(5,904,457)	(5,655,335)	(5,406,213)	(5,157,091)	(4,907,969)	(4,658,847)	(4,409,725)	(4,160,603)	(3,911,481)	(3,662,359)

•	As illustrated above, under no projected scenario do the shareholders receive more than the current going-private transaction value of $4.0 million.

[2]	Shareholders’ value is defined as cash less current liabilities, long-term debt and no Barona liability.

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Renegotiate New Contract

Conclusion

Low-End of the Range

•	Assuming the Company can negotiate a $200,000 per month contract and has operating expenses of $400,000, the following are VCAT’s projected ending cash and liability balances as of May 31, 2003.

•	Cash: $7.5 million

•	Current Liabilities: $1.1 million

•	Debt Balance: $10.8 million

•	Value to Shareholders: negative $4.4 million

High-End of the Range

•	Assuming the Company can negotiate a $475,000 per month contract and has operating expenses of $400,000, the following are VCAT’s projected ending cash and liability balances as of May 31, 2003.

•	Cash: $10.7 million

•	Current Liabilities: $1.5 million

•	Debt Balance: $10.8 million

•	Value to Shareholders: negative $1.6 million

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Sale of Company

Venture Catalyst Incorporated

Sale of Company

Description

This alternative consists of an outright sale of the Company. We examined two scenarios under the sale alternative: (1) the outright sale of VCAT to an independent third party; and (2) taking the Company private through a management-lead buy out (a “going-private” transaction).

Sale to Third Party

•	There are traditionally two types of third party buyers that compete to purchase companies going through a sale process: financial buyers and strategic buyers.

•	Financial buyers consist primarily of institutions and funds that deploy capital to purchase companies based upon fairly rigid internal return guidelines.

•	These financial buyers generally look to exit their investments in a three to five year time frame through a sale or a public offering.

•
Strategic buyers consist primarily of industry competitors or companies that are looking to expand their capabilities and have identified synergistic opportunities in certain companies available for sale.

•	These strategic buyers can typically pay a higher purchase price for a company due to the inherent synergies or cost savings that can be realized through an acquisition.

•	Typically, management and consulting firms are viewed as quality investments due to their ability to generate stable, consistent revenues and cash flows and for critical relationships.

•
A key element in being viewed as a stable management or consulting company is the predictability and visibility of cash flows. Traditionally these companies are able to demonstrate this visibility of cash flows through the number, quality and duration of their contracts. This is an element that is critical to both financial and strategic buyers.

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Sale of Company

•
Personnel that maintain important relationships or have the ability to generate new relationships make management and consulting firms more attractive. This is an element that is usually more highly sought after by strategic buyers than by financial buyers.

•
VCAT presently has only one contract with the Barona Tribe and, as previously discussed, it is currently not producing revenues nor is it expected to produce revenues going forward. Based upon the existing projections, this contract has no financial value.

•
With respect to personnel, Don Speer as an employee of VCAT, manages the Barona Tribe relationship. This is a significant relationship, however it is not currently generating any revenues. In addition, neither Don Speer nor any of the other VCAT employees have been able to establish new management or consulting relationships with any other gaming operators in the past few years. While Don Speer would have significant value as a potential employee to a strategic buyer, his value would probably not justify the purchase of the entire Company.

•	Other factors that affect the value of VCAT as a potential sale candidate are:

•	The Barona Tribe must approve the assignment of its contract to any third party buyer;

•	As of December 31, 2001, the Company has negative book value of $11.640 million;

•	The Company has a cash burn rate of $400,000 per month;

•	The trend in Native American gaming is for tribes to not renew management contracts and to limit the financial expense associated with consulting agreements; and

•	There is increased competition from the other Native American gaming operators in Northern San Diego.

•	Because VCAT has no value in its contracts, limited relationship personnel and the other factors described above, it is highly unlikely that there would be any third party interest in purchasing VCAT.

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Sale of Company

Sale to Management (Going-Private Transaction)

•
The sale to management alternative is a going-private transaction. As part of the analysis of this alternative it is important to understand the factors and rationale for going-private. As an addendum to this section (see Appendix A) we have included a study Houlihan Lokey has conducted for going-private transactions.

•	There are a number of different structures that are applicable for pursuing a going-private transaction, which are highlighted in a memorandum provided to us by John Della Grotta (see Appendix B).

•
Mr. Speer had previously submitted an initial proposal for a management buyout to acquire all of the assets relating to VCAT’s Native American gaming consulting business in exchange for assuming the liabilities associated with the business as well as VCAT’s long-term debt.

•
At the time of the original offer, Special Committee I did not recommend that the Board of Directors approve Mr. Speer’s proposal as then constituted because certain issues concerning the proposal remained to be resolved to Special Committee I’s satisfaction. Nevertheless, Special Committee I’s report provided the opportunity for Mr. Speer to submit an amended proposal in the future.

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Sale of Company

Current Proposal

•
The price being offered by Speer Casio Marketing, Inc. (“Speer Corporation”), a corporation wholly owned by Mr. Speer, is set at $0.65 per share, an 887 percent premium to the prior 30-day average for the stock price of $0.07 per share and a 983 percent premium to the price of $0.07 per share on May 5, 2002. In addition, shareholders will receive a contingent payment right (“CPR”), which would result in further transaction consideration over a five year period following the transaction closing if Speer Corporation earns revenues from the Barona Tribe in excess of specified thresholds, earns income from or sells investment securities held by the Company, or sells or licenses the Company’s client relations management software.

•	This premium is at the high end of the range of premiums as indicated in our Going-Private Study, and the price approximates the 52-week average price for VCAT.

•
The CPR allocates value to the shareholders based upon specific revenue components over a five-year period following the close of the transaction. The shareholders realize value for the CPR as follows:

(i)	50 percent of the gross revenues earned by Speer Corporation from all business relationships with the Barona Band of Mission Indians in excess of $9 million for each of the next five years;

(ii)
100 percent of all interest, dividends, sales proceeds and other payments earned by Speer Corporation in connection with securities currently held for investment by the Company (the “Portfolio”). If at the end of the five year period following the close of the transaction any securities in the Portfolio have not been sold, Speer Corporation will pay to the shareholders the appraised value of the remaining securities;

(iii)
Sale proceeds, royalties and other payments earned by Speer Corporation in connection with the sale and/or license by Speer Corporation of the Company’s client relations management software (“CRM”) as follows:

a.
If Speer Corporation sells the CRM Software during the first year, shareholders receive 70 percent of the gross sales proceeds earned, during the second year, shareholders receive 30 percent of the gross sales proceeds earned; and during the third year, fourth year or fifth year, shareholders receive 10 percent of the gross sales proceeds earned.

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Sale of Company

b.
Speer Corporation will be required to pay to the shareholders the appraised present value of any sales proceeds to be paid to Speer Corporation after the end of the five-year period following the close of the transaction.

c.
If Speer Corporation enters into a license agreement with respect to the CRM Software during the first year, shareholders receive 5 percent of the royalty income or other payments earned; during the second year, shareholders receive 3 percent of the royalty income or other payments earned; and during the third year, fourth year or fifth year, shareholders receive 1 percent of the royalty income or other payments earned.

•	Don Speer has proposed pursuing the management buyout using the Long-form Merger approach (see appendix B for a description of the long-form Merger Approach).

•	Advantages of a pursuing a Management Buyout through the Long-form Merger approach:

•	No tender offer required. Under a Management Buyout using a tender offer, a long form merger would be needed if the offer does not result in a 90 percent tender.

•	Less complicated and probably less costly than tender offer followed by long-form merger.

•	All unaffiliated shareholders can be cashed out in a single transaction.

•	In light of Speer’s going-private proposal, shareholders other than Speer Corporation would receive the following:[3]

Going-Private Per Share Price@	$0.65
Total Number of Shares Outstanding	7.207
Less: Don Speer’s Shares	1.024

Adjusted Number of Shares Outstanding	6.182
Value to Shareholders	$4.019

[3]	As of June 30, 2001, options prices ranged from $1.00 to $12.50 per share. Therefore, no options were included in the going-private transaction value.

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Breakeven Analysis

Purpose

•
The purpose of the breakeven analysis is to indicate the performance improvement at the Barona Casino that would be required in order to provide equivalent value to VCAT shareholders as the cash portion of Don Speer’s proposal. Mr. Speer’s current proposal gives the shareholders other than Speer Corporation approximately $4.0 million in cash.

Analysis

•	For this breakeven analysis we assume that any cash flow to VCAT from the improved performance would be distributed to shareholders at the end of the contract (March 31, 2004).

•
Typically equity investors putting capital into illiquid companies require returns in excess of 35 percent. Due to the Company’s precarious contract status, lack of ability to generate new business and illiquid equity condition, investors could require a return hurdle of upwards of 75 percent.

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•
The following table illustrates the potential returns to shareholders under the current contract assuming: (i) varying levels of monthly operating expenditures; (ii) varying increases in the average daily win per slot machine; and (iii) no Barona liability.

		Percentage Increase in Slot Revenues
		14.0%	15.0%	16.0%	17.0%	18.0%	19.0%	20.0%	21.0%	22.0%	23.0%

	(150,000)	–IRR	–IRR	11.6%	11.5%	28.6%	44.6%	54.6%	64.4%	73.9%	83.2%
	(200,000)	–IRR	–IRR	3.4%	23.6%	22.1%	34.2%	49.3%	59.3%	69.1%	78.3%
	(250,000)	–IRR	–IRR	–IRR	16.1%	15.3%	28.2%	39.1%	53.9%	64.0%	73.5%
$ Monthly	(300,000)	–IRR	–IRR	–IRR	8.2%	8.8%	21.8%	33.1%	48.6%	58.9%	68.6%
Operating	(350,000)	–IRR	–IRR	–IRR	–IRR	20.5%	14.9%	27.1%	38.4%	53.5%	63.5%
Expenses	(400,000)	–IRR	–IRR	–IRR	–IRR	12.9%	8.4%	20.6%	32.4%	48.1%	58.4%
	(450,000)	–IRR	–IRR	–IRR	–IRR	4.7%	20.2%	13.8%	26.3%	38.0%	53.0%
	(500,000)	–IRR	–IRR	–IRR	–IRR	–IRR	12.6%	7.1%	19.8%	31.9%	47.6%
	(550,000)	–IRR	–IRR	–IRR	–IRR	–IRR	4.5%	19.2%	13.1%	25.9%	37.4%
	(600,000)	–IRR	–IRR	–IRR	–IRR	–IRR	–IRR	11.6%	25.4%	19.3%	31.3%

•
The shaded areas reflect return rates of above 35 percent. For example, if the Company was able to reduce its monthly operating expenses to $200,000, then the Casino would have to increase its daily slot win by 19.0 percent in order to provide shareholders with the minimum required rate of return of 35 percent (implies an increase from the present win per day of $295 to up to $345 per day), before accounting for the Contingent Payment Right.

•	As illustrated above, only under extreme projected scenarios do the shareholders receive the minimum required rate of return of 35 percent.

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Conclusion

•	A third party sale of the Company is not likely as the Company would not have value to a financial or strategic buyer.

•	The sale to management or going-private alternative provides all VCAT constituents with the greatest level of value.

•	The newly formed entity would enter into a relationship with the creditors that would satisfy the Company’s obligation.

•	VCAT shareholders, other than Speer Corporation, would realize some positive value.

•	The probable value to VCAT shareholders, other than Speer Corporation, under this alternative is approximately $4.0 million.

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Appendices

80

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Control Premium Study

Introduction

Over the last few years, an increasing number of publicly held companies have gone private as a vehicle for maximizing value and liquidity for stockholders. A company “goes private” when it reduces the number of its shareholders to fewer than 300 and is no longer required to file reports with the Securities and Exchange Commission (“SEC”). A company may “go private” in a number of different ways, including through: (i) a tender offer (by the company or third party) to acquire all or most of a company’s publicly held shares; (ii) a merger with or sale of a company’s assets to another company; or (iii) a reverse stock split that reduces the number of shareholders by cashing out shareholders below a certain ownership threshold.

The increase in going-private transactions over the last few years has been propelled by a number of factors, including, among other things: (i) widening disparities between private market and public market valuations for certain companies; (ii) healthy strategic party appetite for acquisitions; (iii) relatively low cost of borrowing for those companies that can access lending markets; (iv) significant private equity funding; (v) the legal and administrative restrictions and burdens associated with public status, including reporting requirements and shareholder consents; and (vi) the impact on long-term planning from pressure to meet quarterly earnings expectations.

While going-private activity has slowed in recent months as a result of tight financing markets and a volatile public equity market, boards of directors and management of many publicly traded companies remain frustrated by: (i) the historically low multiples of earnings and cash flow at which stock in their companies trade; (ii) the limited analyst coverage of their companies; and/or (iii) low trading volume in the market for their stock. These companies are competitively disadvantaged from an operating and financing perspective relative to their larger peers by these low trading values and limited trading volume due to a more limited ability to grow through acquisitions and greater difficulty in appropriately incentivizing management through stock options.

In evaluating the strategic alternatives for companies faced with this difficult dynamic, one critical question that must be addressed is what is the most appropriate way to improve a company’s value and the liquidity of its stock. In certain circumstances, a company may have a business plan that has a reasonable likelihood of generating enough growth to attract institutional investor interest sometime in the future. For these cases, an appropriate course of action may be to allow the company to execute its business plan and monitor the impact of its success on the company’s value and

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trading volume. In other cases, in which a company cannot demonstrate a reasonable likelihood of near-term meaningful improvement, it may be more appropriate to consider a transaction-based solution to its value and liquidity problem.

A transaction-based solution to a company’s value and liquidity problem can take a variety of forms including: (i) sale of the entire company; (ii) sale of a portion of the company; (iii) leveraged recapitalization, etc. Going-private transactions, which are a subset of the sale of the entire company solution, are typically the result of a cash-based bid (either through an acquisition proposal or tender offer) put forth by: (i) a company’s management with the support of an equity sponsor or (ii) a public or private strategic acquiror. These types of transactions are subject to broad disclosure requirements and are typically scrutinized by the SEC. In addition, going-private transactions initiated by insiders or affiliates require a Schedule 13E-3 filing with the SEC regarding the fairness of the transaction to all shareholders. Accordingly, in evaluating these transactions, boards of directors need to carefully consider all strategic alternatives that may reasonably be available to the company.

In assessing various strategic alternatives, boards of directors must assess whether the shareholders of the target company (“Target”) are receiving adequate consideration in the transaction. One way of assessing the adequacy of the consideration offered is by comparing the offer price to the Target’s stock price prior to the announcement of the transaction in order to determine the implied control premium.

Houlihan Lokey has analyzed 111 going-private transactions between January 1, 1994 and December 31, 2000 in which an acquiror successfully acquired approximately 100 percent of the equity in a publicly traded company for cash.1 The purpose of this study was to determine if there was any consistency in the magnitude of the control premiums paid in these types of transactions and if the control premium was impacted by (i) the size of the transaction (i.e., total dollar value of the transaction), (ii) the per share offer price, and (iii) the type of acquiror (i.e., strategic or financial).

[1]
Houlihan Lokey has recently published the Acquisition of Minority Interest Study that provides a comprehensive review of premiums paid in situations where a controlling shareholder purchases the remaining interest in the Company.

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Based on Houlihan Lokey’s analysis and experience in these types of transactions, we have drawn the following conclusions from this study:

•	the premiums paid in going-private transactions are, on average, similar to the premiums paid in other types of control transactions;

•
going-private transactions are typically smaller in size (i.e., the transaction value of 84.7 percent of the 111 transactions analyzed was less than $500.0 million, 45.9 percent were less than $100.0 million);

•
on average, Targets with smaller market capitalizations (i.e., transaction value less than $500.0 million) received higher control premiums in going-private transactions than larger market capitalization Targets (i.e., transaction value greater than $500.0 million);

•
on average, Targets with lower offer prices per share (i.e., less than $20.00) received higher control premiums on a percentage basis than Targets with higher offer prices per share (i.e., greater than $20.00); and

•	in going-private transactions where the acquiror was a strategic buyer, the average one-month control premium was greater than in transactions where the acquiror was a financial buyer.

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Definitions

Acquiror – a company that obtains a controlling interest in a Target

Target – a company that is the object of a takeover by another company or investor group

Control Premium – the amount by which the offer price per share exceeds the Target’s stock price per share, calculated as follows:

Offer Price – Stock Price Pre-Announcement

Stock Price Pre-Announcement

Financial Buyer – a buyer, such as a private equity firm, that does not operate in the same or similar industry as the Target and whose sole purpose for the acquisition is financial returns rather than the creation of synergies

Strategic Buyer – a buyer that operates in the same or similar industry as the Target and expects to receive strategic benefits from the acquisition such as the creation of synergies or improvement in market position; a strategic buyer could include a company owned by a private equity firm that meets the previously mentioned criteria

Offer Price/Share – the value offered by the Acquiror for each share of the Target’s stock

Transaction Value – total value of the Target’s equity plus debt assumed by the Acquiror in the transaction

One-Day Premium (Discount) – the premium (discount) of the Acquiror’s Offer Price/Share relative to the Target’s stock price one day prior to the announcement of the Transaction

One-Week Premium (Discount) – the premium (discount) of the Acquiror’s Offer Price/Share relative to the Target’s stock price one week (5 trading days) prior to the Transaction

One-Month Premium (Discount) – the premium (discount) of the Acquiror’s Offer Price/Share relative to the Target’s stock price one month (20 trading days) prior to the Transaction

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Summary Of Analysis

For the purposes of this study, Houlihan Lokey analyzed 111 going-private transactions that were announced between January 1, 1994 and December 31, 2000 in which (i) the Target was a publicly traded company, (ii) the offer price was greater than $2.00 per share, (iii) the Acquiror purchased approximately 100 percent of the Target’s equity for cash and (iv) the time between the announcement and effective dates was less than 270 days.

•	The aggregate transaction value of the 111 transactions analyzed was approximately $33.0 billion.

•	While there were some outliers, the median one-month control premium was 31.5 percent.

•	The following chart highlights the 111 transactions analyzed.[1]

Going Private Study Median Control Premiums by Year
Year	# of Deals Completed	Aggregate Value of Transactions[1]	Median Control Premium
			1 Day	1 Week	1 Month
2000	31	$10,065	23.1%	40.4%	36.9%
1999	19	7,959	27.5%	29.0%	29.1%
1998	10	2,569	23.3%	35.2%	25.8%
1997	12	3,365	18.2%	23.5%	31.1%
1996	19	4,238	21.9%	21.0%	22.8%
1995	11	2,951	28.7%	36.9%	43.2%
1994	9	1,864	39.1%	38.1%	42.2%

TOTAL	111	$33,010
High			216.9%	216.9%	221.1%
Low			2.3%	0.4%	-16.9%
Median			24.3%	28.0%	31.5%
Mean			34.1%	37.9%	40.6%

[1]	See the “Going-private Study” section for further detail on each transaction within the study.

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•
Based on the Houlihan Lokey study, the magnitude of the control premiums paid in going-private transactions has not been, on a consistent basis, either higher or lower than the average control premium paid in all acquisitions.

GOING-PRIVATE STUDY
HISTORICAL COMPARISON OF (MEDIAN) CONTROL PREMIUMS PAID IN
GOING-PRIVATE ACQUISITIONS VS. ALL ACQUISITIONS

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•	In 94 of the 111 transactions analyzed, or 84.7 percent, the total transaction value was less than $500 million.

•	In 51 of the 111 transactions analyzed, or 45.9 percent the total transaction value was less than $100 million.

•
On average, the control premiums paid in smaller transactions where the transaction value was less than $500 million was greater than the control premiums paid in larger transactions where the transaction value was greater than $500 million.

Going Private Study

Median Control Premiums by Transaction Size
		Median Control Premium
Value	# of Deals Completed	1 Day	1 Week	1 Month
Under $100MM	51	21.6%	26.4%	30.7%
$100 - $500MM	43	28.1%	29.5%	30.5%
Over $500MM	17	15.9%	15.9%	18.4%

TOTAL	111	24.3%	28.0%	31.5%

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•
The median one-month control premium paid in transactions where the offer price was between $2.00 and $20.00 per share was approximately 33.3 percent compared to a median one-month control premium of 25.7 percent in transactions where the offer price was greater than $20.00 per share.

•	In 71.2 percent of the transactions analyzed, the offer price per share was greater than $10.00.

Going Private Study

Median Control Premiums by Per Share Offer Price
		Median Control Premium
Value	# of Deals Completed	1 Day	1 Week	1 Month
$2.00 - $5.00	6	34.6%	37.7%	36.0%
$5.00 - $10.00	26	20.0%	33.3%	33.3%
$10.00 - $20.00	44	26.1%	29.8%	33.3%
Over $20.00	35	21.9%	23.8%	25.7%

TOTAL	111	24.3%	28.0%	31.5%

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•
The median one-month control premium paid in going-private transactions where the buyer was a strategic buyer was 31.6 percent. In comparison, the median one-month control premium paid by financial buyers was 28.0 percent.

Going Private Study Median Control Premiums by Type of Acquiror

Type	# of Deals Completed	Median Control Premium
		1 Day	1 Week	1 Month
Financial	59	25.5%	27.5%	28.0%
Strategic	52	21.9%	31.3%	31.6%

TOTAL	111	24.3%	28.0%	31.5%

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Date Announced	Date Effective	Target Name	Acquiror Name	Acquiror Type	Litigation	Value of Transaction ($ mil)	Offer Price Per Share	Premium Prior To Pre-Announce Date Stock Price
								1 Day	1 Week	1 Month
11/10/00	01/16/01	Holt’s Cigar Holdings	Fuente Investment Partnership	Financial	No	$11.30	$5.50	57.1%	44.3%	54.4%
10/26/00	01/31/01	Hardin Bancorp	Dickinson Financial	Financial	No	15.91	21.75	15.2%	18.4%	27.9%
10/17/00	11/29/00	Trex Medical Corp	Thermo Electron	Strategic	No	16.14	2.15	102.4%	102.4%	63.8%
10/04/00	12/12/00	Home-Stake Oil & Gas	Cortez Oil & Gas	Strategic	No	50.26	11.00	2.3%	2.3%	-9.3%
09/19/00	11/30/00	US Franchise Systems	Pritzker	Strategic	No	100.21	5.00	14.3%	14.3%	11.9%
09/11/00	01/12/01	Mikasa Inc.	JG Durand Industries	Strategic	No	288.95	16.50	69.2%	68.2%	71.4%
08/28/00	10/04/00	800-JR Cigar	Management Group	Financial	No	33.31	13.00	20.9%	18.9%	18.2%
08/11/00	11/09/00	Republic Group Inc.	Premier Construction Products	Strategic	No	411.96	19.00	16.9%	53.5%	58.3%
08/04/00	09/22/00	EndoSonics Corp	Jomed NV	Strategic	No	209.57	11.00	57.1%	72.5%	72.5%
08/04/00	11/08/00	PDK Labs Inc.	PDK Acquisition Corp	Financial	No	98.86	5.00	9.6%	12.7%	31.1%
08/02/00	11/28/00	MascoTech Inc.	Heartland Partners	Financial	No	934.71	16.90	47.0%	47.0%	57.2%
06/20/00	08/02/00	Justin Industries	Berkshire Hathaway Inc.	Financial	No	584.08	22.00	23.1%	34.4%	34.4%
06/16/00	08/31/00	Pacific Gateway Properties	Mission Orchard Statutory	Strategic	No	53.76	12.70	19.5%	19.5%	21.0%
06/05/00	09/28/00	Buffets Inc.	Caxton-Iseman Capital, Inc.	Financial	No	646.76	13.85	14.2%	27.4%	27.4%
05/29/00	09/14/00	Mark IV Industries	BC Partners	Financial	No	2,175.14	23.00	5.1%	5.7%	8.6%
05/26/00	11/17/00	Acme Electric Corp	Key Components LLC	Strategic	No	57.55	9.00	21.0%	22.0%	24.1%
05/25/00	08/01/00	Protocol Systems	Welch Allyn	Financial	No	143.05	16.00	21.9%	25.5%	29.3%
05/17/00	10/01/00	Petco Animal Supplies	LG & P and Texas Pacific Group	Financial	No	589.37	22.00	69.2%	73.4%	98.9%
05/12/00	06/16/00	Hussmann International	Ingersoll-Rand	Strategic	No	1,560.00	29.00	116.8%	121.0%	121.0%
05/11/00	10/01/00	Old Guard Group	Ohio Farmers Insurance Co.	Strategic	No	44.87	12.00	21.5%	25.5%	18.5%
05/10/00	06/26/00	WMF Group	Prudential Mortgage Capital	Strategic	No	100.00	8.90	48.3%	60.9%	36.9%
05/10/00	01/05/01	GZA Geo Environmental Tech	Management Group	Financial	No	21.76	6.40	2.4%	0.4%	11.3%
04/24/00	07/17/00	Cherry Corp	Management Group	Financial	No	143.99	26.40	103.1%	94.7%	67.3%
03/07/00	06/01/00	Duff & Phelps Credit Rating	Fitch IBCA	Strategic	No	528.00	100.00	26.6%	25.2%	19.0%
03/06/00	04/25/00	Data Transmission Networks	Veronis Suhler & Associates	Financial	No	467.08	29.00	16.0%	16.6%	68.7%
02/21/00	06/06/00	Northstar Computer Forms	Ennis Business Forms	Strategic	No	41.90	14.00	46.4%	45.5%	33.3%
02/19/00	02/19/00	Diehl Graphsoft	Nemetschek	Strategic	No	29.50	9.50	52.0%	52.0%	94.9%
02/01/00	06/27/00	Arizona Instrument	Management Group	Financial	No	9.90	5.00	37.9%	40.4%	37.9%
01/31/00	08/04/00	Jason, Inc.	Saw Mill Capital Fund II	Financial	No	335.00	11.25	57.9%	48.8%	55.2%
01/18/00	06/16/00	Dayton Superior Corp	Stone Acquisition Corp	Financial	No	322.30	27.00	47.9%	53.7%	63.0%
01/06/00	06/21/00	Saratoga Beverage Group	North Castle Partners	Financial	No	39.60	6.00	20.8%	65.5%	118.2%

12/23/99	05/16/00	Wilmar Industries	Parthenon Capital	Financial	No	230.08	18.25	30.4%	27.0%	18.7%
12/14/99	03/13/00	Transportation Technologies	Management Group	Financial	No	209.87	21.50	38.7%	57.1%	53.6%
12/09/99	03/29/00	Gleason	Vestar Capital Partners	Financial	No	226.14	23.00	27.8%	26.9%	30.5%
11/03/99	02/15/00	Cleveland Indians Baseball	Lawrence J. Dolan and Family Trusts	Financial	No	146.37	22.66	25.5%	25.0%	27.2%
10/26/99	01/31/00	Watkins-Johnson	Fox Paine & Co.	Financial	No	319.00	41.13	30.0%	29.0%	24.6%
10/06/99	03/06/00	Conso International	Citicorp Venture Capital and Mgmt.	Financial	No	66.20	9.00	77.8%	75.6%	61.8%
08/23/99	02/02/00	Aavid Thermal Technologies	Willis Stein & Partners	Financial	No	253.90	25.50	27.5%	22.5%	29.1%
08/06/99	01/19/00	Anson Bancorp	Uwharrie Capital	Financial	No	10.10	17.30	8.1%	31.2%	62.8%
08/11/99	05/03/00	Reynolds Metals	Alcoa	Strategic	No	4,380.12	67.44	20.7%	15.0%	10.4%
07/23/99	03/10/00	White Cap Industries	Leonard Green & Partners	Financial	Yes	185.01	16.50	43.5%	45.1%	55.3%

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Date Announced	Date Effective	Target Name	Acquiror Name	Acquiror Type	Litigation	Value of Transaction($ mil)	Offer Price Per Share	Premium Prior To Pre-Announce Date Stock Price
								1 Day	1 Week	1 Month
07/12/99	12/17/99	Happy Kids	HIG Capital	Financial	No	$124.58	$12.00	14.3%	34.3%	-14.3%
05/18/99	08/15/99	Varlen	AMSTED Industries	Strategic	No	724.29	42.00	61.9%	50.0%	68.4%
04/21/99	10/29/99	Kentek Information Systems	Management Group	Financial	No	46.53	8.29	22.8%	27.5%	38.2%
03/25/99	04/28/99	Sheridan Healthcare	Vestar Capital Partners	Financial	Yes	63.97	9.25	8.8%	12.1%	17.5%
03/21/99	11/30/99	O’Sullivan Industries Holdings	Bruckmann Rosser Sherrill & Co.	Financial	No	269.55	16.75	38.1%	39.6%	52.3%
03/15/99	04/20/99	Haskel International	Tinicum Capital Partners	Financial	No	64.24	12.90	42.3%	49.6%	51.8%
03/08/99	06/23/99	Analysis & Technology	Anteon	Strategic	No	106.39	26.00	18.9%	16.2%	23.8%
03/04/99	10/15/99	Berkshire Realty Trust	Blackstone Group and Goldman Sachs	Financial	No	450.16	12.25	25.6%	29.8%	25.6%
02/17/99	08/06/99	Equitrac	Cornerstone Equity Investors	Financial	No	82.17	21.00	4.3%	9.1%	12.8%

12/11/98	03/08/99	Vaughn Communications	Allied Digital Technologies	Strategic	No	42.50	10.00	21.2%	35.6%	23.6%
11/10/98	12/22/98	Intensiva Healthcare	Select Medical	Strategic	No	115.20	9.63	54.1%	60.5%	92.6%
09/15/98	10/28/98	Dravo	Carmeuse Lime	Strategic	No	212.90	13.00	87.4%	84.1%	56.4%
09/09/98	04/30/99	Calumet Bancorp	FBOP	Strategic	No	111.60	32.00	18.5%	23.1%	5.3%
08/25/98	01/12/99	Lion Brewery	Management Group	Financial	Yes	18.26	4.70	25.3%	25.3%	15.7%
08/13/98	12/31/98	Envirotest Systems	Newmall and Alchemy Investment Fund	Financial	No	535.30	17.25	15.0%	1.5%	-16.9%
08/05/98	02/08/99	World Satellite Network	World Satellite CEO Chris Tyson	Financial	No	15.82	3.50	53.4%	53.4%	51.4%
06/08/98	10/06/98	Audio Communications Network	ABRY Partners	Financial	No	63.00	6.40	50.6%	34.7%	28.0%
05/22/98	07/22/98	Pete’s Brewing	Gambrinus	Strategic	No	69.40	6.38	6.3%	39.8%	42.8%
03/09/98	06/25/98	PriCellular	American Cellular	Strategic	No	1,385.20	14.00	7.7%	16.7%	19.1%

11/12/97	03/03/98	PureTec	Tekni-Plex	Strategic	No	324.60	3.50	28.7%	34.9%	31.8%
07/09/97	09/23/97	Control Data Systems	Welsh, Carson, Anderson & Stowe	Financial	No	273.90	20.25	29.1%	24.6%	35.0%
07/03/97	09/26/97	Krystal	Port Royal Holdings	Financial	No	145.40	14.50	132.0%	169.8%	176.2%
06/24/97	09/29/97	SMT Health Services	Apollo Management	Financial	No	75.60	11.75	4.4%	2.2%	8.0%
05/30/97	07/09/97	Integrated Living Communities	Whitehall Street Real Estate	Strategic	No	79.70	11.50	26.9%	19.5%	53.3%
05/30/97	10/16/97	National Picture and Frame	Colonnade Capital	Financial	No	60.30	12.00	31.5%	31.5%	28.0%
05/08/97	11/04/97	Living Centers of America	Apollo Management	Financial	No	1,048.20	40.50	11.0%	12.5%	13.3%
05/05/97	08/19/97	Riser Foods	Giant Eagle	Strategic	No	468.50	42.00	11.6%	29.2%	26.8%
04/11/97	06/13/97	ERO	Hedstrom (owned by Hicks Muse)	Strategic	No	203.60	11.25	9.8%	16.9%	30.4%
03/20/97	06/17/97	Falcon Building Products	InvestCorp	Financial	No	584.50	17.75	8.4%	6.0%	6.0%
01/17/97	04/24/97	American Recreation Centers	AMF Bowling Centers	Strategic	No	70.70	8.50	15.3%	33.3%	61.9%
01/06/97	05/30/97	Thermal Industries	HIG Investment Group	Financial	No	29.60	15.00	21.2%	22.4%	33.3%

11/29/96	04/30/97	Chicago Dock and Canal Trust	CityFront Center	Strategic	Yes	177.90	25.00	22.0%	21.2%	22.0%
11/12/96	06/11/97	Leslie’s Poolmart	Leonard Green & Partners and Hancock Park Associates	Financial	No	112.80	14.50	26.1%	31.8%	31.8%
11/11/96	03/27/97	Strober Organization	Fidelity Ventures	Financial	No	33.40	6.00	14.3%	23.1%	17.1%
10/23/96	04/16/97	Syratech	Thomas H Lee Equity Fund III	Financial	No	304.40	32.00	21.9%	28.0%	30.6%
09/16/96	03/31/97	First Fed Bancshares	Mutual Savings Bank	Strategic	No	132.70	18.85	23.1%	25.7%	24.6%
08/29/96	11/14/96	Amtrol	Cypress Group	Financial	No	227.20	28.25	39.5%	17.7%	22.8%
07/25/96	01/03/97	Cal Fed Bancorp	First Nationwide Bank	Strategic	No	1,287.80	23.50	16.8%	25.3%	31.5%

Houlihan Lokey Howard & Zukin        88

Venture Catalyst Incorporated

Going-Private Study

Date Announced	Date Effective	Target Name	Acquiror Name	Acquiror Type	Litigation	Value of Transaction ($ mil)	Offer Price Per Share	Premium Prior To Pre-Announce Date Stock Price
								1 Day	1 Week	1 Month
07/23/96	11/07/96	Payco American	OSI Holdings	Strategic	No	$161.90	$14.00	53.4%	47.4%	60.0%
07/23/96	02/19/97	Osborn Communications	Capstar Broadcasting Partners	Strategic	No	89.90	15.38	28.2%	50.0%	36.7%
07/15/96	03/01/97	SDNB Financial	FBOP	Strategic	No	25.80	8.00	21.9%	16.4%	18.5%
07/12/96	10/10/96	ADCO Technologies	Astor Chemicals	Strategic	No	53.80	10.25	17.1%	17.1%	15.5%
07/02/96	08/08/96	Ambar	Beacon Group Energy Investment	Financial	No	66.60	18.00	24.1%	17.1%	50.0%
06/24/96	12/05/96	MEM Co.	Renaissance Cosmetics	Strategic	No	38.20	7.50	13.2%	87.5%	95.1%
06/10/96	07/23/96	Community Health Systems	Forstmann Little & Co.	Financial	No	1,080.00	52.00	19.9%	16.9%	18.9%
06/10/96	08/23/96	Bailey	Venture Holdings Trust	Financial	No	47.80	8.75	2.9%	6.1%	12.0%
05/23/96	09/30/96	NHS Financial	Luther Burbank Savings	Strategic	No	29.60	11.50	24.3%	17.9%	21.1%
05/07/96	08/14/96	Kahler Realty	Tiger Real Estate Fund	Strategic	No	222.70	17.00	9.7%	13.3%	9.7%
02/14/96	05/14/96	Andros	Genstar Capital Partners II	Financial	Yes	92.60	18.00	12.5%	21.0%	24.1%
01/05/96	09/09/96	Financial Institutions Insurance Group	Castle Harlan Inc.	Financial	No	53.00	16.00	31.3%	20.0%	16.4%

09/18/95	04/02/96	Bliss & Laughlin Industries	Bar Technologies	Strategic	Yes	57.70	9.50	11.8%	24.6%	22.6%
08/28/95	02/01/96	SFFed	First Nationwide Bank	Strategic	No	264.00	32.00	21.9%	36.9%	43.4%
08/04/95	09/12/95	American City Business Journal	Advance Publications	Strategic	No	205.40	28.00	28.7%	23.1%	28.0%
08/04/95	02/29/96	Mid-South Insurance	Trigon Blue Cross Blue Shield	Strategic	No	85.50	15.67	56.7%	56.7%	45.8%
06/19/95	12/20/95	BioSafety Systems	HVB	Financial	No	10.60	3.16	40.4%	40.4%	48.7%
06/05/95	09/01/95	Designatronics	Dyson Dyson & Dunn	Financial	No	17.40	6.00	20.0%	28.0%	33.3%
05/30/95	09/01/95	Marsam Pharmaceuticals	Schein Pharmaceutical	Strategic	No	239.00	21.00	29.2%	44.8%	51.4%
05/16/95	01/05/96	Bay Ridge Bancorp	Independence Community Bank	Strategic	No	133.20	22.06	11.0%	11.7%	20.9%
04/19/95	10/27/95	Huffman Koos	Breuners Home Furnishings	Strategic	No	37.60	9.38	50.1%	50.1%	44.3%
04/10/95	01/04/96	Kemper	Zurich Insurance Group	Strategic	No	1,872.40	49.80	20.7%	24.5%	21.5%
04/06/95	08/31/95	Intermetrics	Apollo Holding	Financial	No	27.90	6.80	60.0%	60.0%	43.2%

11/01/94	01/29/95	United Inns	Harvey Hotel Co.	Strategic	No	66.60	25.00	60.0%	70.9%	58.7%
10/26/94	05/11/95	Park Communications	Donald Tomlin and Gary Knapp	Financial	No	711.50	30.50	10.4%	7.5%	17.9%
10/10/94	03/20/95	Radiation Care	Oncology Therapies	Strategic	No	46.00	2.63	75.3%	75.3%	40.3%
09/29/94	06/23/95	Allegheny & Western Energy	Energy of America	Strategic	No	89.80	12.00	39.1%	38.1%	41.2%
09/27/94	12/21/94	Revell-Monogram	Hallmark Cards	Strategic	No	29.80	6.38	11.0%	4.2%	11.0%
08/29/94	11/01/94	Brock Candy	E.J. Brach Corp.	Strategic	No	155.00	20.00	105.1%	116.2%	150.0%
06/02/94	11/23/94	Koll Management Services	Freeman Spogli & Co.	Financial	Yes	50.40	16.00	33.3%	28.0%	42.2%
05/02/94	09/29/94	Statesman Group	Conseco Capital Partners II	Financial	No	349.20	15.25	216.9%	216.9%	221.1%
04/26/94	05/27/94	RHI Entertainment	Hallmark Cards	Strategic	No	365.80	36.00	35.8%	36.5%	46.2%

High						$4,380.1	$100.0	216.9%	216.9%	221.1%
Low						$9.9	$2.2	2.3%	0.4%	-16.9%
Median						$112.8	$15.0	24.3%	28.0%	31.5%
Mean						$297.4	$17.9	34.1%	37.9%	40.6%

Houlihan Lokey Howard & Zukin        89

Control Premium Study

Venture Catalyst Incorporated

Control Premium Study

Control Premium Summary Statistics

4TH QUARTER 2001

Domestic Transactions
Number of Transactions	106
Range	-92.6% to 518.8%
Median*	32.5%
Average*	53.8%

International Transactions
Number of Transactions	80
Range	-79.9% to 180.7%
Median*	25.4%
Average*	37.9%

Domestic and International Transactions
Number of Transactions	186
Range	-92.6% to 518.8%
Median*	29.8%
Average*	47.7%

Houlihan Lokey Howard & Zukin        91

Venture Catalyst Incorporated

Control Premium Study

Control Premium Summary Statistics (Continued)

12-MONTH SUMMARY FIGURES (1/1/01 TO 12/31/01)

Number of Transactions	840
Range	–97.6% to 610.0%
Median*	35.9%
Average*	52.1%

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Going-private — Strategies and Issues

Venture Catalyst Incorporated

Going-private — Strategies and Issues

Houlihan Lokey Howard & Zukin        94

Summary Of Other Alternatives

Venture Catalyst Incorporated

Summary Of Other Alternatives

Houlihan Lokey Howard & Zukin        96